SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐:
Check the appropriate box: ☐
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
MIDWEST BANC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Fellow Stockholders:

You are cordially invited to attend the 2010 annual meeting of stockholders of Midwest Banc Holdings, Inc. (the “Company”), which will be held on, Wednesday, May 26, 2010, at 9:00 a.m., central time, at Dominican University Priory Campus, 7200 West Division Street, River Forest, Illinois 60305.

The attached notice of the annual meeting and the proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company as well as representatives of PricewaterhouseCoopers LLP will be present at the meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

The board of directors of the Company has determined that the matters to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the board unanimously recommends that you vote FOR each of the matters to be considered.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

Please note that the rules which guide how brokers vote your stock have been changed. Brokers may no longer vote your shares on the election of directors without your specific instructions. Therefore, persons whose shares are held of record by a bank, broker or other agent must receive instructions from them for granting proxies.

On behalf of the board of directors and all of the employees of the Company and its subsidiaries, I thank you for your continued interest and support.

Sincerely yours,

Roberto R. Herencia
President and Chief Executive Officer

April 7, 2010

501 West North Avenue    ●     Melrose Park, Illinois 60160

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS
OF MIDWEST BANC HOLDINGS, INC.

Date:	Wednesday, May 26, 2010
Time:	9:00 a.m., central time
Place:	Dominican University Priory Campus 7200 West Division Street River Forest, Illinois 60305
Purposes:	1. To elect seven directors to serve on the board of directors until the annual meeting in 2011;
2. To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010;
3. To approve, in an advisory (non-binding) vote, the compensation of the executive officers named herein; and
4. To transact such other business that may properly come before the annual meeting and any adjournments thereof, including whether to adjourn the meeting.
Who Can Vote:	Stockholders at the close of business on March 30, 2010 are entitled to vote at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for review at our offices, 501 West North Avenue, Melrose Park, Illinois 60160, for a period of ten days prior to the annual meeting, and will be available for review at the annual meeting.
How You Can Vote:	Registered Holders: If your stock is registered in your own name, you may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope or you may vote in person at the meeting or by Internet or telephone.
➢ By Internet: go to www.envisionreports.com/MBHI and follow the steps on the secure website.
➢ By Phone: call toll free 1-800-652-VOTE and follow the instructions provided by the recorded message.
Your validation details are located on the proxy card.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., central time, on May 26, 2010.
Beneficial Holders: If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the board of directors,

JoAnn Sannasardo Lilek
Secretary

Melrose Park, Illinois
April 7, 2010

Important Notice Regarding the Availability of Proxy Materials for the 2010 Stockholder Meeting:

A copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.envisionreports.com/MBHI for registered holders and www.edocumentview.com/MBHI for beneficial holders.

Your Vote Is Important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Please complete, sign and return the executed enclosed form of proxy in the envelope provided.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
MIDWEST BANC HOLDINGS, INC.
TO BE HELD ON WEDNESDAY, MAY 26, 2010

PROXY STATEMENT
FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS OF
MIDWEST BANC HOLDINGS, INC.
To Be Held On Wednesday, May 26, 2010

Solicitation and Voting Information

This proxy statement, the accompanying proxy card and the annual report to stockholders on Form 10-K of Midwest Banc Holdings, Inc., the Company or Midwest, are being mailed on or about April 7, 2010. The board of directors of the Company is soliciting your proxy to vote your shares at the annual meeting of stockholders. The board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

Why am I receiving this proxy statement?

Midwest’s board of directors is soliciting proxies for the meeting. You are receiving a proxy statement because you owned shares of Midwest common stock on March 30, 2010, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, proxy statement and proxy are being mailed to stockholders on or about April 7, 2010. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see the options available to you.

What is a proxy?

A proxy is your legal designation of another person, the proxy, to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the board, as your proxy, the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting of stockholders if you own shares of our common stock at the close of business on our record date, March 30, 2010.

How many shares of common stock may vote at the meeting?

As of the record date, there were 38,855,873 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Investor Services, LLC, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

Stockholders of record can vote either in person at the meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Stockholders of record who desire to vote by proxy may do so by filling out the enclosed form of proxy, signing it, and mailing it in the enclosed postage-paid envelope. Stockholders of record may also vote by telephone or the Internet.

Telephone Voting.  Stockholders of record may grant a proxy to vote your shares by telephone by calling 1-800-652-VOTE. Please see the instructions on your proxy card.

Internet Voting.  Stockholders of record may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

As a stockholder of record, you may go to www.envisionreports.com/MBHI to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

General information for all shares voted via the Internet or by phone.  We must receive Internet or telephone votes by 1:00 a.m. on May 26, 2010. Submitting your proxy via the Internet or by phone will not affect your right to vote in person should you decide to attend the annual meeting.

“Street name” holders must receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.

Please note that the rules which guide how brokers vote your stock have been changed. Brokers may no longer vote your shares on the election of directors without your specific instructions. Therefore, persons whose shares are held of record by a bank, broker or other agent must receive instructions from them for granting proxies.

What are the board’s recommendations on how I should vote my shares?

The board recommends that you vote your shares as follows:

Proposal 1 — FOR the election of seven nominees for director with terms expiring at the next annual meeting of stockholders.

Proposal 2 — FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Proposal 3 — FOR the compensation of the executive officers named herein.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the board of directors will vote your shares as follows:

Proposal 1 — FOR the election of all nominees for directors.

Proposal 2 — FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Proposal 3 — FOR the compensation of the executive officers named herein.

How many votes must be present to hold the meeting?

Under our by-laws, a majority of the votes that can be cast must be present, in person or by proxy, to hold the meeting.

What if I don’t return my proxy card and don’t attend the meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm. Under the rules of the New York Stock Exchange, brokers, banks or other holders of record do not have the discretion to vote your shares on the election of directors or the executive compensation proposal without instructions from you. We strongly urge you to submit your proxy card and exercise your right to vote.

If you don’t give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors or on the other proposals. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

How are votes withheld, abstentions and broker non-votes treated?

You may vote “abstain” for any nominee in the election of directors and on the other proposals. Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Broker non-votes, if any, are counted for general quorum purposes, but are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the board to substitute another person for a nominee, the board of directors will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspectors of voting; or

•	if the election is contested.

The inspector of election, a representative of our transfer agent, must comply with confidentiality guidelines that prohibit disclosure of the votes to Midwest.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the secretary of the Company that is received prior to the meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the meeting and voting your shares in person.

What vote is required to approve each proposal?

For Proposal 1, each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the board of directors as a “holdover director.” As required by the Company’s by-laws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the board accepts the resignation. If a director is not elected, the corporate governance and nominating committee will consider the director’s resignation and recommend to the board whether to accept or reject the resignation. The board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

For Proposal 2, the ratification of PricewaterhouseCoopers LLP’s appointment requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon at the annual meeting.

For Proposal 3, the stockholder (non-binding) vote on executive compensation must be approved by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon at the annual meeting.

Who will count the votes?

Representatives from Computershare Investor Services, LLC, our transfer agent, will count the votes and serve as our inspectors of election. The inspectors of election will be present at the meeting.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials, certain of our directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the meeting please call JoAnn Sannasardo Lilek at (708) 865-1053.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 30, 2010, the record date, for: (1) those people believed by management to be the beneficial owners of more than 5% of our common stock; (2) the nominees for the board of directors of the Company; and (3) certain executive officers of the Company. The table includes, with respect to directors, the year in which each became a director of the Company; if elected, their terms will expire at the next annual meeting of stockholders. The table also sets forth the amount of our common stock and the percent thereof beneficially owned by each director and executive officer and by all executive officers as a group as of the record date. Ownership information is based upon information furnished by the respective individuals.

On December 5, 2008, Midwest completed the sale to the U.S. Treasury of $84.78 million of its non-voting cumulative perpetual preferred shares, the Series T Preferred Stock, as part of the U.S. Treasury’s Capital Purchase Program, CPP, and issued a warrant to the Treasury to purchase 4,282,020 shares of Midwest common stock for $2.97 per share.

On February 25, 2010, Midwest entered into an exchange agreement, the Exchange Agreement, with the U.S. Treasury pursuant to which the U.S. Treasury agreed to exchange all shares of the Series T Preferred Stock it owns, for a new series of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G, the Series G Preferred Stock. The Series G Preferred Stock was exchanged for the Series T Preferred Stock on March 8, 2010.

Each share of Series G Preferred Stock will be convertible into approximately 528 shares of common stock of the Company, subject to any required anti-dilution adjustments. If the U.S. Treasury were to convert all of the Series G Preferred Stock, the Company would be required to issue approximately 47.1 million shares of its common stock, subject to any required anti-dilution adjustments. As of March 30, 2010, Midwest has 38.9 million shares of common stock issued and outstanding and entitled to vote at the meeting. In addition, the U.S. Treasury holds a warrant entitling it to acquire an additional 4.3 million shares of common stock.

Under the terms of the Exchange Agreement, the U.S. Treasury has the authority to convert the Series G Preferred Stock into the Company’s common stock at any time. In addition, the Company can compel a conversion of the Series G Preferred Stock into common stock, subject to the following conditions:

(i) the Company receives appropriate approvals from the Federal Reserve;

(ii) approximately $78.6 million principal amount of the Company’s senior and subordinated debt shall have been previously converted into common stock on terms acceptable to the U.S. Treasury in its sole discretion;

(iii) the Company shall have completed a new cash equity raise of not less than $125 million on terms acceptable to the U.S. Treasury in its sole discretion; and

(iv) the Company has made the anti-dilution adjustments to the Series G Preferred Stock, if any, as required by the terms thereof.

			Shares of
		Director of	Common Stock
		Company	Beneficially
Name(1)	Age	Since	Owned(2)		Percent of Class

Director Nominees
Percy L. Berger	61	2008	33,000	(3)	*
Barry I. Forrester	47	2005	20,000	(4)	*
Robert J. Genetski	67	2005	17,711	(5)	*
Gerald F. Hartley	71	2003	65,000	(6)	*
Roberto R. Herencia	50	2009	198,412	(7)	*
E. V. Silveri	79	1983	2,199,063	(8)	5.76
Kenneth J. Velo	62	2005	19,202		*
Non-Director, Executive Officers
JoAnn Sannasardo Lilek	53	—	14,389	(11)	*
J. J. Fritz	61	—	117,612	(10)	*
Mary C. Ceas	52	—	29,790	(9)(11)	*
Sheldon Bernstein	63	—	79,492	(9)(11)(12)	*
Thomas A. Caravello	61	—	42,023	(9)(11)	*
Bruno P. Costa	49	—	67,928	(9)(11)	*
Thomas J. Bell, III	43	—	21,312	(13)	*
Thomas H. Hackett	62	—	18,403	(9)(11)	*
Stephan L. Markovits	60	—	44,409	(9)(11)	*
Dennis M. Motyka	59	—	9,116	(9)(11)	*
Jan R. Thiry	57	—	16,929	(9)(11)	*
Jonathan P. Gilfillan	49	—	7,500	(9)	*
David Taylor	44	—	18,822	(9)(14)	*
Alberto J. Paracchini	39	—	—		*
Stephen L. Eastwood	61	—	—		*
Darrin R. Bacon	46	—	39,308		*
Midwest Banc Holdings, Inc. 401(k) Plan and Trust			233,452		*
All directors and executive officers as a group (23 persons)			3,312,873	(15)	8.68%

*	Less than one percent.

(1)	The address of each principal stockholder is 501 West North Avenue, Melrose Park, Illinois 60160.

(2)	Unless otherwise stated below, each person has sole voting and investment power with respect to all such shares.

(3)	Includes 1,000 shares of restricted stock which will vest following the 2010 annual meeting, provided Mr. Berger is still serving as a director.

(4)	Includes 11,500 shares held by a trust for which Mr. Forrester acts as trustee and 5,000 shares held in an IRA account for the benefit of Mr. Forrester and 3,500 shares held in an IRA account for the benefit of Mr. Forrester’s spouse.

(5)	Includes 10,671 shares held in an IRA account for the benefit of Dr. Genetski.

(6)	Includes 24,500 shares held in an IRA account for the benefit of Mr. Hartley and 2,000 shares held by trusts for which Mr. Hartley acts as trustee.

(7)	Includes 198,412 shares of restricted stock, which will vest on December 31, 2009 or such later date as may be required in order to comply with Section 111(b)(3)(D) of EESA as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder.

(8)	Includes 12,312 shares held by trusts for which Mr. Silveri acts as trustee; and 885,549 shares held by Go-Tane Service Stations, Inc., a company controlled by Mr. Silveri and 421,507 shares held in trust for the Go-Tane

Pension Plan which Mr. Silveri has a right to vote but not the investment power. Mr. Silveri has pledged 1,281,000 shares of common stock as collateral for borrowings.

(9)	Includes shares of restricted stock, which will vest on July 1, 2010 as follows: Costa — 2,000 shares; Ceas — 1,000 shares; Bernstein and Caravello — 2,500 shares each; and Hackett — 1,500 shares. Includes shares of restricted stock, which will vest on December 29, 2011 as follows: Costa — 2,526 shares, Ceas — 842 shares, Bernstein — 2,526 shares, Caravello — 2,526 shares, Hackett — 1,684 shares and Motyka — 1,684 shares. Includes 10,000 shares of restricted stock held by Markovits which will vest on October 1, 2012. Includes shares of restricted stock which will vest on January 28, 2013 as follows: Costa — 4,344 shares, Ceas — 2,896 shares, Bernstein — 5,068 shares, Caravello — 5,068 shares, Hackett — 2,896 shares, Markovits — 2,896 shares, Motyka — 3,620 shares, and Thiry — 2,896 shares. Includes 7,500 shares of restricted stock held by Gilfillan which will vest on July 7, 2013. Includes 10,000 shares of restricted stock held by Taylor which will vest on August 19, 2013. Includes 2,000 shares of restricted stock held by Ceas which will vest on February 23, 2012. Includes shares subject to currently exercisable options as follows: Ceas — 15,500 shares; Bernstein — 50,000 shares; Caravello — 4,500 shares; Costa — 50,000 shares; and Hackett — 3,000 shares.

(10)	Includes 11,902 shares of restricted stock which will vest on July 1, 2011, 6,000 shares of restricted stock which will vest on December 29, 2011, 9,163 shares of restricted stock which will vest on January 28, 2013, 1,500 shares held in a IRA account for the benefit of Mr. Fritz, 7,500 shares held by a trust for which Mr. Fritz acts as trustee, and 116 shares held by Mr. Fritz’ spouse.

(11)	Includes shares held in the Company’s 401(k) Plan as follows: Ceas — 6,637 shares; Bernstein — 2,098 shares; Caravello — 7,502 shares; Costa — 858 shares; Hackett — 9,323 shares; Lilek — 6,889 shares; Motyka — 1,782 shares; Taylor — 2,582 shares; Thiry — 13,458 shares; and 236,034 shares held by other employees.

(12)	Includes 17,300 shares held by a trust for which Mr. Bernstein acts as trustee.

(13)	Includes 2,000 shares held by trusts for which Mr. Bell acts as trustee.

(14)	Includes 6,240 shares held by Mr. Taylor’s spouse.

(15)	Includes an aggregate 123,000 shares subject to currently exercisable options (which are also included in the totals above) and 284,581 shares (which are also included in the totals above), held in the Company’s 401(k) Plan, for which American Stock Transfer Company, acts as trustee. The trustee under the 401(k) Plan has sole voting and investment power with respect to such shares.

Election of Directors

Our by-laws provide that the board of directors shall consist of three to twenty directors with the number fixed from time to time by a resolution of the board of directors. The board of directors has set the number of directors at seven.

Under our by-laws, all directors are to be elected at each annual meeting of stockholders and will serve a one-year term until their successors are elected and qualified or until their earlier resignation, removal or death.

All persons standing for election as director were unanimously nominated by the board of directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the board of directors as a “holdover director.” As required by the Company’s by-laws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the board accepts the resignation. If a director is not elected, the corporate governance and nominating committee will consider the director’s resignation and recommend to the board whether to accept or reject the resignation. The board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

Under our by-laws, if the number of nominees exceeds the number of directors to be elected, this is deemed a “contested election.” If a contested election occurs, directors will be elected by a plurality of the votes cast.

The nominees proposed for election at this meeting are set forth below.

In the event that any of these individuals is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the board of directors. The board has no reason to believe that any director nominee will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the board of directors.

Your board recommends that you vote “FOR” each of the nominees listed below.

Director Nominees

Percy L. Berger, CPA, was elected chairman of the board of the Company and the Bank effective December 31, 2008 and has served as a director of the Company and the Bank since May 2008. Mr. Berger is the founder and managing partner of Dempster Group, a middle-market private equity investment firm. He is chairman of the board and chief executive officer of NEATT Wireless, LLC, a regional wireless telecommunications company. Mr. Berger founded Green Leaf Ridge Company, a private equity investment firm in 1998. Mr. Berger is a former vice chairman and director of Dynix.com. He also served as a director of PrimeCo Wireless Communication, LLC and Chicago’s Lincoln Park Zoo. He is currently a director of NorthShore University Health System. Mr. Berger was managing director, senior vice president and senior client manager at Bank of America, and its predecessor bank, NationsBanc, NA in the midwest. During his career, Mr. Berger served in progressively increasing capacities as a corporate banker in Continental Bank, Wells Fargo Bank, and Chemical Bank (now JPMorgan Chase). Mr. Berger is a member of the Illinois Society of Certified Public Accountants and The American Institute of Certified Public Accountants. Mr. Berger brings to the board entrepreneurial business, investment, and leadership skills through his owner-operator experiences in private equity as well as extensive banking experience from his corporate banking career. Mr. Berger also contributes to the board through his leadership as board chairman.

Barry I. Forrester, CFA, has served as a director of the Company since May 2005 and as a director of the Bank since June 2005. He has been a private investor since 2004. Previously, he had worked over 14 years as an investment banker specializing in providing corporate finance services to financial institutions including public offerings of equity and debt, mergers and acquisitions, and mutual-to-stock conversion transactions. He served clients through positions at William Blair & Company from 2000 through 2004, ABN AMRO Incorporated from 1997 to 2000, and EVEREN Securities, Inc. (including predecessors Kemper Securities and Blunt Ellis & Loewi) from 1989 to 1997. Prior thereto he was a financial analyst with Crowe Chizek and Company, LLP. He was a director of Eagle Savings Bank from January 2006 to June 2007. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute and CFA Society of Chicago. Mr. Forrester brings to the board broad perspectives into community banking and knowledge of financial, accounting, and public-company issues in our industry through his specialized investment-banking experience. Mr. Forrester also contributes to the board through leadership of and membership on standing board committees and assistance carrying out specific board initiatives such as with the ad hoc CEO search committee in 2009.

Robert J. Genetski, PhD, has served as director of the Company since June 2005. He has also served as a director of the Bank since 2004. He served as a research analyst for Morgan Guaranty Trust Co. from 1969-71. Genetski joined Harris Trust & Savings Bank in 1971 and served as Senior Vice President and Chief Economist for from 1981-88. He has also served as President of Chicago Economics an economic consulting firm and Director of Investment Research and Asset Management for Chicago Capital, an investment bank. He is currently President of Robert Genetski & Associates, Inc., an international economic and financial consulting firm. Dr. Genetski taught economics at Wheaton College, New York University and the University of Chicago’s Graduate School of Business. He has written three books dealing with economics and finance — Winning With Money, Taking the Voodoo Out of Economics, and A Nation of Millionaires. Genetski was recently named one of the top five speakers in the country for the category Economics/Finance. He has served on several community bank boards, on the board of Central DuPage Health Systems and currently serves as a director of DNP Select Income Fund. He has also served as a member of the audit committee for DNP Select Income Fund for the past decade. Dr. Genetski brings to the board extensive knowledge and perspective on economic and financial issues affecting our business as well as community banking experience through prior bank board service. Dr. Genetski also contributes to the board through leadership of and membership on standing board committees.

Gerald F. Hartley has served as a director of the Company and chairman of the audit committee since June 2003. Mr. Hartley was named director of the Bank in February 2004. Mr. Hartley has over 40 years experience in financial, accounting, and auditing responsibilities. He served as a director of Republic Bank of Chicago and Republic Bancorp Co. from August 2000 through May 2003. Previously, he spent 35 years in the public accounting profession, primarily with Crowe Chizek and Company, LLP, dealing with community-based banks and bank holding companies. Mr. Hartley served as a member of the AICPA Committee on Bank Accounting and Auditing and as a director of the Illinois CPA Society. Mr. Hartley brings to the board extensive financial, accounting, and auditing expertise as well as in-depth knowledge of the banking business from his public accounting career and prior bank board service. Mr. Hartley also contributes substantially to the board through leadership of the audit committee and membership on other standing board committees.

Roberto R. Herencia assumed the roles of president and chief executive officer of the Company and the Bank, and was appointed to the board of directors of the Company on May 15, 2009. He was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. Mr. Herencia spent 17 years at Banco Popular. In addition to serving as executive vice president of Popular, Inc. since 1997, and president and director of Banco Popular North America since December 2001, he served as chief operating officer, senior credit officer and reported to Popular’s CFO in charge of capital markets, M&A and rating agencies between 1991 and 2001. Prior to joining Popular, Mr. Herencia spent 10 years in a variety of senior positions at The First National Bank of Chicago, including serving as head of the emerging markets division and operations in Latin America. He was directly involved in the restructure, workout and debt for equity swaps of public and private sector credits in Latin America. Mr. Herencia brings valuable insight to the board due to his service as its president and chief executive officer. Mr. Herencia has also gained valuable banking and Chicago-market knowledge, including extensive credit experience, and leadership skills from his years of experience in the banking industry and civic involvement in Chicago.

E. V. Silveri served as chairman of the board of the Company from 1983 until December 31, 2007. Mr. Silveri was elected a director of the Bank in 1972 and served as chairman of the board of the Bank from 1975 until December 31, 2007. He was also a member of the board of directors of Midwest Bank of Hinsdale, and served as chairman of First Midwest Data Corp from 1991 to 2002. Since 1984, Mr. Silveri has been the president and also a director of Go-Tane Service Stations, Inc., a firm he co-founded in 1966. Mr. Silveri brings to the board entrepreneurial business knowledge and Chicago-market retailing experience through his operation of a chain of gas stations and related convenience stores. He also has intimate knowledge of the Company through his 38 years of service as a director of the Bank.

Monsignor Kenneth Velo has served as a director of the Company since June 2005. He has served as a director of the Bank since 2004. He has been a priest in the Archdiocese of Chicago since 1973 and named Monsignor in 1996. He has been the head of the Office of Catholic Collaboration of DePaul University serving in the capacity of senior executive since 2001. He has served as president of The Big Shoulders Fund since 2003. Monsignor Velo was president of Catholic Extension, a national organization funding more than 75 dioceses in the United States of America from 1994 to 2001. He is a member of the board of Children’s Memorial Hospital, the boards of two significant foundations and serves on the board of trustees of Fenwick College Preparatory School as well as other civic and community efforts. Monsignor Velo brings to the board extensive management experience of complex organizations with hundreds of employees and multi-million dollar budgets under his supervision as well as substantial civic and charitable involvement in metropolitan Chicago.

Corporate Governance

Director Nomination Procedures

The corporate governance and nominating committee will consider candidates for nomination as a director recommended by directors or stockholders. The committee will consider nominees recommended by our stockholders if the procedures set forth below are followed.

In evaluating candidates, the committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the board and will review all candidates in the same manner. Our by-laws require that a director own 3,000 shares of our common stock and that a director must acquire these shares within three years of being elected or appointed to the board. The board has the authority to waive this requirement and has waived it in the past. The by-laws also provide that commencing at the 2008 annual meeting of stockholders, a person who is older than age 75 will not be eligible to serve as a director of the Company unless this provision is waived with respect to a director pursuant to a majority vote of the directors.

Mr. Silveri stepped down as chairman of the board of directors of the Company on January 1, 2008, having served in that capacity since 1983. The board of directors waived the by-law retirement provision to allow Mr. Silveri to stand for election at the 2008, 2009 and 2010 annual meetings.

Under our stock and incentive plan, non-employee directors elected or appointed to the board for the first time (other than those non-employee directors who are elected or appointed to the board in conjunction with an acquisition) will receive an award of 3,000 shares of restricted stock which will vest as follows: 1,000 shares following the director’s election or appointment to the board and 1,000 shares on the two succeeding annual meetings following such election or appointment provided the individual is still serving as a director on such anniversary.

The committee reviews and shapes governance policies and identifies qualified individuals for nomination to the board. Nominees may be suggested by directors, members of management, stockholders, or, if applicable, by a third party engaged to recommend directors.

In identifying and recommending nominees for positions on the board of directors, the committee places primary emphasis on:

•	judgment, character, expertise, skills, and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences, and other demographics;

•	business or other relevant experience; and

•	the extent to which the nominee’s expertise, skills, knowledge, and experience interfaces with that of other members of the board of directors and will help build a board that is effective and responsive to our needs.

The board of directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the corporate governance and nominating committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated future gap. The committee when considering director candidates assessed a candidate’s character, leadership abilities, business judgment, and occupational experience and perspective as well as independence, potential conflicts of interest, and commitment to the goal of maximizing stockholder value. The board of directors has not adopted a diversity policy. The board and the committee have considered issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The board and the committee believe that it is essential that the board members represent diverse viewpoints. In considering candidates for the board, the committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered.

There are no other specific minimum qualifications that nominees must meet in order for the committee to recommend them to the full board. Each nominee will be evaluated based on his or her individual merits.

Members of the committee will discuss and evaluate potential candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee desires to seriously consider and move toward nomination, the candidate will be invited to meet with the entire committee. If the entire committee approves the candidate, the chairman of the committee, or his or her designee, will enter into a discussion with the nominee with the objective of obtaining the nominee’s permission to be submitted for election at the next annual meeting of stockholders or to be appointed to the board. If the candidate accepts the invitation, the candidate is recommended for approval to the entire board of directors.

Stockholder Nominations.  The committee will consider nominees recommended by our stockholders. A stockholder who wishes to recommend a nominee for the committee’s consideration may do so by submitting the name of the nominee in writing to the Chairman of the Corporate Governance and Nominating Committee, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, IL 60160 prior to January 1st of each year, for consideration at the next annual meeting of stockholders. In submitting nominees, persons should be aware of and apply the guiding principles for director qualifications cited above. Persons submitting nominations may be asked to provide additional background information about a prospective candidate as determined by the committee. The committee is not obligated to nominate any such individual for election.

Director Independence

The board of directors (after receiving a recommendation from the corporate governance and nominating committee) determined that Messrs. Berger, Forrester, Hartley, Silveri, and Dr. Genetski and Monsignor Velo are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. In addition, Messrs. DiPaolo, O’Hara, Rizza and Rosenquist, who served as directors during 2009, were also “independent directors”. A copy of our director independence standards is available at www.midwestbanc.com — About Us — Corporate Information — Corporate Governance.

When making the independence determinations, both the corporate governance and nominating committee and the board of directors reviewed the information relating to transactions certain directors had in the ordinary course of business with the Company and the Bank (see Transactions with Certain Related Persons found on page 17, for a discussion of these transactions). After considering this information, both the committee and the board concluded that these transactions would not interfere with the exercise of independent judgment of these directors in carrying out their responsibilities as directors of the Company.

Independent Director Meetings

Independent directors may meet in executive session, without management, at any time, and are regularly scheduled for such executive sessions four times a year.

Attendance at Board of Directors Meetings, Committee Meetings and Stockholder Meetings

The board of directors conducts its business through meetings of the board and through activities of its committees. The board of directors meets regularly and may schedule special meetings as needed. During fiscal year 2009, our board held fourteen meetings primarily related to general Company matters. Each of our directors attended at least 75% of the total number of the Company’s board meetings held and committee meetings on which such director served during fiscal year 2009.

The board encourages all board members to attend the annual meeting of stockholders. All of the board members attended the 2009 annual meeting of stockholders.

Communications with Directors

If you wish to communicate with the board of directors or any individual board member, you may send correspondence to Roberto Herencia, president and chief executive officer, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160. Mr. Herencia will submit your correspondence to the board member, all of the board members or the appropriate board committee, as applicable. Concerns relating to accounting, internal controls, or auditing matters are to be immediately brought to the attention of the chairperson of the audit committee.

Related Party Transactions

The board of directors has adopted a policy concerning the approval of related party transactions — transactions between the Company and its subsidiaries and our related parties, our directors, officers or principal stockholders, and their respective family members and businesses they control (see Transactions with Certain Related Persons found on page 17, for a discussion of these transactions). Except as noted below, any related party transaction may be consummated or may continue only if:

•	the corporate governance and nominating committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy; or

•	the transaction is approved or ratified by a majority of the disinterested, independent members of our board (the “independent directors”); or

•	the transaction involves compensation approved by our compensation committee or the board of directors.

All related party transactions where the amount involved is less than $100,000 may be approved by our chief executive officer and if so approved shall be presented for ratification to the committee or a majority of the independent directors.

All loans to a related party shall be approved by the board of directors of the Bank as required by Regulation O of the Board of Governors of the Federal Reserve System and by a majority of the independent directors. Any loan to a related party: (i) must be made in the ordinary course of business; (ii) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) must not involve more than the normal risk of collectibility or present other unfavorable features.

All related party transactions approved by our chief executive officer must be submitted for ratification by the corporate governance and nominating committee or a majority of the independent directors. All other related party transactions (except loans approved as discussed above) shall be submitted for approval to the committee or a majority of the disinterested independent directors. After such approval, management must update the committee and the full board of directors as to any material change to those proposed transactions.

All related party transactions are to be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934, the Exchange Act, and related rules. Furthermore, all related party transactions shall be disclosed to the audit committee and to the full board of directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics which applies to all directors, officers, and employees of the Company, including the chief executive officer and the chief financial officer. There were no waivers during 2009. A copy of the Code is available at www.midwestbanc.com — About Us — Corporate Information — Corporate Governance. We will post any changes to the Code, as well as waivers of the Code for directors or executive officers, at the same location on our website.

Board Leadership Structure

The board believes that it is in the best interests of the Company’s stockholders to have one of the board’s independent directors serve as chairman of the board (rather than the company’s chief executive officer). Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the chief executive officer brings company-specific experience and expertise. The board believes that separating the roles of chairman and chief executive officer promotes strategy development and execution, and facilitates information flow between management and the board, which are essential to effective governance. This structure has been particularly useful given the Company’s relatively new chief executive officer as the board has considered significant changes in the Company’s strategic direction. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The board believes that by separating the role of chairman and chief executive officer, together with the fact that six of the seven directors are independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Risk Management

The board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The board has appointed committees that assist the board in overseeing certain aspects of the Company’s business. The Company’s compensation committee assists in board oversight of risks inherent in the Company’s executive compensation plans and arrangements. The audit committee assists board oversight of financial reporting, controls, disclosure, compliance, and fraud risks. The corporate governance and nominating committee assists board oversight of risks associated with director independence, potential conflicts of interest, management succession, insurance, business conduct and ethics, and insider trading. The asset liability committee assists board oversight of investment, asset/liability management, liquidity, and capital risks. The enterprise risk management committee assists the board in coordinating board oversight of risks, assessing the Company’s risk management philosophy and risk, management’s assessment of key systemic (global) risks facing the Company, and management’s structure and processes to identify, measure, monitor, and manage risks. In assisting board oversight of their respective business areas and related risks, each committee regularly informs the entire board of directors through committee reports at board meetings and submission of committee meeting minutes.

Section 16(a) Beneficial Ownership Compliance

Section 16 of the Exchange Act requires the Company’s directors and certain officers, and certain other owners of our common stock, to periodically file notices of changes in beneficial ownership of such common stock with the Securities and Exchange Commission, the SEC. To the best of the Company’s knowledge, during 2009 all required filings were timely submitted.

Committees of the Board

Audit Committee

The audit committee is composed entirely of outside directors who are not officers of Midwest. The members of the committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards as currently in effect and the financial literacy requirements under applicable SEC and Nasdaq rules. The committee currently consists of Messrs. Hartley (chairman), Forrester and Dr. Genetski. The board of directors has determined that Mr. Hartley and Mr. Forrester each qualifies as an “audit committee financial expert” within the meaning of the SEC rules. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Information — Corporate Governance.

Generally, the committee has the responsibility for oversight of financial controls, as well as the Company’s accounting, regulatory and audit activities, and annually reviews the qualifications of Midwest’s independent registered public accounting firm. The audit committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. The independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s financial statements. During 2009, the committee met ten times.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee currently consists of Messrs. Forrester (chairman), Berger (ex officio), Hartley and Silveri, and Monsignor Velo. Committee members are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards as currently in effect. The committee is responsible for oversight of risks relating to management and board succession planning, stockholder communications, director independence issues and related party transactions. To satisfy these oversight responsibilities, the committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Information — Corporate Governance. During 2009, the committee met eight times.

The committee has the following responsibilities:

•	recommend a board structure, a committee structure and board and committee practices (including the size of the board, the number, function, and size of committees and the number of board and committee meetings);

•	recommend committee assignments, including committee chairmanships, to the full board for approval;

•	review and revise annually the corporate governance guidelines;

•	ensure that each committee annually reviews its charter;

•	review with the board on an annual basis the appropriate skills and characteristics required on the board in the context of the strategic direction of the Company; establish board member selection criteria and screen and recruit new board members;

•	recommend to the board the existing board members to be re-nominated, after considering the appropriate skills and characteristics required on the board, the current makeup of the board, the results of the individual evaluations of the directors and the wishes of existing board members to be re-nominated;

•	review director candidates recommended by stockholders;

•	review related party transactions;

•	recommend director nominees for approval by the board and the stockholders;

•	develop and recommend standards for determining director independence (i.e. whether a material relationship exists between the Company and a director) and consider questions of possible conflicts of interest of directors;

•	review annually the Company’s Code of Business Conduct and Ethics and recommend to the board any needed changes;

•	manage the process whereby the full board annually assesses its performance, and then report the results of the evaluation to the board along with any recommendations to the full board as to a director’s continuation as a board member;

•	if a director does not receive a majority of the votes cast with respect to such director’s election, consider the director’s resignation and recommend to the board of directors whether to accept or reject this resignation; and

•	oversee the orientation of new directors and assess the need for continuing education in governance developments.

Asset Liability Committee

The asset liability committee consists of Messrs. Forrester (chairman), Genetski, Silveri and Herencia. The members of the committee are the Company’s president and chief executive officer, and three independent directors as determined by the board. The committee chairman must be an independent director. Each committee member is subject to annual reconfirmation and may be removed by the board at any time. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Information — Corporate Governance.

The committee assists in board oversight of the Company’s investment and asset/liability strategy. The committee is the main liaison between the board and management with respect to the overall investment portfolio and asset/liability strategies. The committee works with management in the formulation of the investment portfolio and asset/liability policies and recommends these policies to the full board, which retains final authority to adopt them. Committee oversight also involves reviewing the Company’s investment portfolio performance and consistency with its strategy and policies; reviewing and assessing the risk and returns associated with the Company’s investment portfolio in the context of the overall assets, liabilities and capital of the Company; and reviewing the capital needs and strategies of the Company. In carrying out its oversight responsibilities, the committee receives regular reports from Company officers on interest rates and the economy, the investment portfolio, interest rate risk, liquidity, funding and collateral, and capital as well as topical reports initiated by management, committee members, and regulators. The committee is also responsible for overseeing the use of bank owned life insurance by the Company. The committee met ten times in 2009.

Compensation Committee

The compensation committee consists of Monsignor Velo (chairman), and Messrs. Berger (ex officio), Genetski and Silveri. The members of the committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards as currently in effect. The compensation committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The committee chair also meets between formal committee meetings with management and the committee’s consultant. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Information — Corporate Governance. The committee met eleven times during 2009.

The fundamental responsibilities of the committee are to:

•	adopt, review and refine an executive compensation philosophy and guiding principles that reflect Midwest’s mission, values and long-term strategic objectives;

•	review and approve on an annual basis corporate goals and objectives relevant to compensation of our chief executive officer, evaluate his performances in light of those goals and objectives and, recommend to the board his compensation level based on this evaluation;

•	review and make recommendations to the board concerning compensation of other executive officers on an annual basis;

•	review and make recommendations to the board with respect to policies relating to compensation;

•	review and make recommendations to the board regarding our stock and incentive plan;

•	approve compensation awards for executive officers (with or without ratification or approval of the board) if required to do so in order to comply with applicable tax and state corporate laws;

•	prepare and approve the committee report required by the SEC to be included in our annual meeting proxy statement;

•	oversee the management incentive plan; approve and recommend to the board the cash awards made under the plan; advise the board of any stock awards to be made under the plan; approve and recommend to the board the incentive award restrictions under the plan;

•	oversee our executive benefit programs, as key risk areas, so that they are managed and administered in a manner consistent with the Company’s objectives, and the requirements of the appropriate regulatory bodies;

•	approve and make recommendations to the board for the merit pool amounts to be allocated to Midwest’s officers and employees;

•	annually review and make recommendations to the board about director compensation;

•	review and reassess the adequacy of the committee charter annually and recommend to the board any changes deemed appropriate by the committee; and

•	perform any other activities consistent with the charter, the Company’s by-laws and governing law, as the committee or the board deems necessary or appropriate.

On December 5, 2008, Midwest issued $84.78 million of preferred stock to the U.S. Treasury under the U.S. Treasury Capital Purchase Program, or the CPP. In order to participate in the CPP, Midwest has to comply with certain executive compensation rules contained in the Emergency Economic Stabilization Act, EESA. The American Recovery and Reinvestment Act of 2009, ARRA, was signed by President Obama on February 17, 2009. This legislation includes provisions that further regulate the executive compensation of financial institutions participating in the CPP. The Treasury has adopted regulations to implement the EESA compensation rules as amended by ARRA. See Compensation Discussion and Analysis — Participation in Capital Purchase Program beginning on page 24 for a discussion of these rules.

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are: evaluating employee performance; suggesting business performance targets and objectives; and recommending salary levels, cash incentives and restricted stock awards. Ms. Ceas, our senior vice president-human resources, and Mr. Fritz (during the first four months of 2009) and Mr. Herencia (since May of 2009) work with Monsignor Velo in establishing the agenda for committee meetings. Management also prepares meeting information for each committee meeting.

Mr. Herencia (and Mr. Fritz during the first four months of 2009) and Ms. Ceas participate in committee meetings at the committee’s request to provide: background information regarding our strategic objectives; Mr. Herencia’s evaluation (and Mr. Fritz’s during the first four months of 2009) of the performance of the senior executive officers; and compensation recommendations as to senior executive officers (other than himself). Mr. Herencia (and Mr. Fritz during the first four months of 2009) does not participate in those portions of the committee meetings where his compensation is reviewed and approved.

The committee charter grants the committee the sole and direct authority to hire and fire its advisors and compensation consultants and approve their compensation. These advisors report directly to the committee. We pay the committee’s advisors and consultants. The committee has, for several years, used the services of a compensation consultant to identify specific study groups of companies and to provide research regarding compensation programs and compensation levels among the companies in the study groups.

The committee engaged The Delves Group to serve as its consultant for fiscal 2009. The Delves Group has provided consulting services to the committee since 2005. The committee has determined that The Delves Group is independent because it has never done any work for Midwest other than advise the committee and has no prior relationship with management. The Delves Group reports directly to the committee but is authorized to communicate with Ms. Ceas to obtain information. The Delves Group will not do any work for Midwest except as authorized by the committee.

Compensation Risks

The compensation committee believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The compensation committee, with assistance of its independent compensation consultant, reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year performance targets discourage short-term risk taking;

•	incentive awards are capped by the compensation committee; and

•	equity ownership guidelines discourage excessive risk taking.

Furthermore, as described in our Compensation Discussion and Analysis (beginning on page 20), compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Enterprise Risk Management Committee

The enterprise risk management committee consists of Messrs. Genetski (chairman), Berger (ex officio), Forrester and Hartley. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Information — Corporate Governance. The committee met eight times during 2009.

The committee has the responsibility for reviewing and discussing with management Midwest’s enterprise risk structure and the process established to identify, measure, monitor and manage risks including global, governmental and business risks. The committee reviews with management the guidelines and responsibilities for assessing and managing such risks, benchmarks for major financial risk exposures, management’s performance measured against policies and benchmarks, and Midwest’s capital allocation.

Transactions with Certain Related Persons

Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank and some of our executive officers and directors are direct or indirect owners of 10% or more of the equity of entities which are, or have been in the past, clients of the Bank. As such clients, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. At December 31, 2009, none of the Company’s directors, executive officers, and their business interests had loans outstanding, whose individual aggregate indebtedness to the Bank exceeded $120,000. All loans with such persons or entities were approved in conformity with the guidelines established by bank regulatory agencies. In addition, such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us, and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2009, the Company paid $4,000 for subscription to an economic service provided by Dr. Robert J. Genetski.

The Company made payments totaling $1.4 million in 2008 to DiPaolo Company, a company controlled by Angelo DiPaolo (who resigned as a director of the Company in July of 2009), for construction services described below. The Company also made payments totaling $127,000 for the purchases of bank owned vehicles and services on bank owned vehicles performed by Joe Rizza Ford, a company controlled by Joseph Rizza, who resigned as a director of the Company in July of 2009 (which represented less than 1% of the consolidated gross revenues of these entities).

On December 29, 2005, the Bank entered into a lease for a branch office in Franklin Park, Illinois with Crossings Commercial, LLC, an entity controlled by Angelo DiPaolo. The lease is for fifteen years and provides for annual rental payments of approximately $43,500 on average. However, if another tenant enters into a lease at this facility for a square foot rental less than what the Bank is paying, the annual rental for the Bank will be reduced to this amount.

In the first quarter of 2008, the board of directors (including all of the independent directors) approved an agreement with the DiPaolo Company pursuant to which the DiPaolo Company made repairs at one of the Bank’s branches. The total contract award is $1.5 million. The Company received three other bids for this project. Management, after reviewing all of the bids, concluded that the DiPaolo Company made the best bid for the work.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The compensation committee consists of Monsignor Velo (chairman) and Messrs. Genetski and Silveri. The members of the committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards as currently in effect. A copy of the committee charter is available at www.midwestbanc.com — About Us — Corporate Information — Corporate Governance.

The compensation committee has reviewed the Compensation Discussion and Analysis contained in this proxy statement with the management of Midwest, and based on the review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our annual report on form 10-K and its proxy statement.

On December 5, 2008, Midwest issued $84.78 million of preferred stock to the U.S. Treasury under the U.S. Treasury Capital Purchase Program, or the CPP. In order to participate in the CPP, Midwest has to comply with certain executive compensation rules contained in the Emergency Economic Stabilization Act, EESA. The American Recovery and Reinvestment Act of 2009, ARRA, was signed by President Obama on February 17, 2009. This legislation includes provisions that further regulate the executive compensation of financial institutions participating in the CPP. The Treasury has adopted regulations to implement the EESA compensation rules as amended by ARRA. See Compensation Discussion and Analysis — Participation in Capital Purchase Program beginning on page 24 for a discussion of these rules.

On March 8, 2010, Midwest exchanged all shares of the Series T Preferred Stock owned by the U.S. Treasury for the Series G Preferred Stock. Under the terms of the agreement with the Treasury, Midwest must continue to comply with the EESA compensation rules.

The compensation committee certifies that the committee has reviewed:

•	with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Midwest;

•	with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Midwest; and

•	the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Midwest to enhance the compensation of any employee.

This report is submitted by the compensation committee.

Kenneth J. Velo (chairman)
Dr. Robert J. Genetski
E.V. Silveri

Compensation Committee Interlocks and Insider Participation

Robert Herencia, president and chief executive officer of the Company and the Bank, serves on the board of directors of the Company and the Bank. Each of the directors of the Company is also a director of the Bank.

Determinations regarding compensation of the employees of Midwest and the Bank are made by the compensation committee of the board of directors, who are all independent directors. Additionally, there were no compensation committee interlocks during 2009, which generally means that no executive officer of Midwest served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee.

Directors’ Compensation

The following table summarizes the compensation earned by or paid to non-employee directors in 2009.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid			Incentive Plan	Compensation	All Other
Name	in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
(a)(1)	($)(b)(2)	($)(c)(3)(4)	($)(d)	($)(e)	(f)(5)	($)(g)	($)(h)

Percy L. Berger	$100,000	$—	$—	$—	$—	$—	$100,000
Angelo DiPaolo	43,500	—	—	—	—	—	43,500
Barry I. Forrester	87,875	—	—	—	—	—	87,875
Robert J. Genetski	78,500	—	—	—	—	—	78,500
Gerald F. Hartley	89,500	—	—	—	—	—	89,500
Dennis M. O’Hara	45,250	—	—	—	—	—	45,250
Thomas A. Rosenquist	54,625	—	—	—	—	—	54,625
Joseph R. Rizza	44,500	—	—	—	—	—	44,500
E. V. Silveri	75,125	—	—	—	—	—	75,125
Kenneth J. Velo	63,500	—	—	—	—	—	63,500

(1)	Executive officers who serve as directors (Messrs. Giancola, Fritz and Herencia during 2009) do not receive any director’s fees. Mr. Giancola resigned as a director on January 29, 2009. Mr. Fritz resigned as a director on May 15, 2009. Messrs. DiPaolo, Rizza and O’Hara resigned as directors on July 28, 2009. Mr. Rosenquist died in September of 2009.

(2)	Board and committee meeting fees or paid in 2009 totaled $682,375, which includes fees paid for service on the boards and committees of the Company and the Bank. Each director serves as a director of the Bank. Each director receives a $15,000 retainer from each of the Company and the Bank and $1,000 for each board meeting attended. Committee members receive the following fees:

•	$750 per meeting attended for the audit committee (ten meetings in 2009); and

•	$500 per meeting attended for the compensation (eleven meetings in 2009), corporate governance and nominating (eight meetings in 2009), strategic planning (four meetings in 2009), asset liability (ten meetings in 2009), enterprise risk management (eight meetings in 2009) and trust (eight meetings in 2009) committees.

Committee chairmen receive the following fees for serving as chairmen:

•	audit committee (Hartley) — $18,000; compensation (Velo); corporate governance and nominating (Berger and Forrester); strategic planning (Forrester); asset liability (Forrester); trust (Rosenquist and Silveri); and enterprise risk management (Genetski) — $2,500 each.

•	The compensation committee of the board of directors granted Mr. Berger 30,000 restricted shares on January 1, 2009, when he became chairman of the board. These shares vested on January 1, 2010. In addition, the board of directors determined that for 2009, Mr. Berger would receive a quarterly retainer of $24,000 for each quarter and no other director’s fees.

(3)	The amounts in column (c) reflect the grant date fair value for stock awards granted in the year ended December 31, 2009, in accordance with the authoritative guidance on stock compensation (ASC 718). Assumptions used in the calculation of these amounts are included in Note 23 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2009, included in our annual report on form 10-K filed with the SEC on March 31, 2010.

(4)	Under our stock and incentive plan, each person elected or appointed to serve as a non-employee director (except for a non-employee director who is elected or appointed in connection with an acquisition by Midwest) receives a restricted stock award of 3,000 shares of our common stock. Messrs. Hartley, Forrester, Genetski, Rosenquist and Velo each received a restricted stock award for 3,000 shares of common stock; these shares have vested. Mr. Berger received a restricted stock award for 3,000 shares of common stock upon his election as a director. 2,000 shares have vested and 1,000 shares will vest following the 2010 annual meeting, provided he is still serving as a director following such meeting. During the period of restriction, the directors have voting rights and receive dividends with respect to the shares which are restricted.

(5)	We offer our directors a deferred compensation plan. The plan permits directors to elect, prior to the year in which the director’s fees will be paid, to defer a specified portion of the director’s fees into a common stock account or a money market account. Deferred fees will be credited to the director’s common stock account as of the last day of each calendar quarter based upon the closing price of our common stock on the last trading day for such quarter. Eligible directors who do not elect to participate in the plan will continue to receive cash compensation for attendance at board or committee meetings for the Company and the Bank. Directors are not eligible to receive deferred shares or cash until they cease serving as a director. Amounts deferred are not taxable until the director receives the cash or stock.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis addresses the following topics: the members and role of our compensation committee; our compensation-setting process; our compensation philosophy and policies regarding executive compensation; the components of our executive compensation program; and our compensation decisions for 2009 and for the first quarter of 2010.

Executive Summary

2008 and 2009 were the most challenging years that Midwest has ever faced. Due to the economic crisis in the U.S. and other factors, Midwest experienced a substantial loss and its stock price declined precipitously. Midwest’s financial performance for 2009 is reflected in the total compensation paid to executives. For example:

•	The senior executive officers and all other executive vice presidents as a group (15 people), the executive officer group, did not receive performance based bonuses (whether in the form of cash, restricted stock or options) based upon our 2008 and 2009 performance.

•	The Company does not plan on offering a management incentive compensation plan for 2010.

•	During 2009, the senior executive officers agreed to accept salary reductions of 7% with the exception of Mr. Herencia who agreed to accept a 10% salary reduction. All other executive vice presidents agreed to a 3% salary reduction.

•	No increases were made to the base salaries of the members of the executive officer group for 2010; their base salaries for 2010 will continue at the 2009 reduced levels.

•	Unvested restricted stock held by employees, including members of the executive officer group, has declined in value along with the decline in Midwest’s stock price.

•	The 2009 management incentive plan did not provide for any bonuses to the executive officer group members unless earnings exceed targeted earnings per share.

•	During 2009, the Company reduced the number of full-time equivalent employees by 120 from December 31, 2008, reduced salaries for remaining employees and suspended its matching 401(k) contribution.

Committee Members and Independence

The compensation committee consists of Monsignor Velo (Chairman), Messrs. Berger (ex officio), Genetski and Silveri. The members of the committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards currently in effect. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Information — Corporate Governance.

Committee Meetings

The committee meets as often as necessary to perform its duties and responsibilities. It held eleven meetings during 2009 and has held three meetings so far during 2010. Monsignor Velo works with our chief executive officer and our senior vice president — human resources to establish the meeting agenda. The committee typically meets with these officers, outside counsel and, where appropriate, outside advisors. The committee also meets in executive session without management.

Our compensation planning process neither begins nor ends with any particular committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes.

The committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the committee as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on our strategic objectives and budgets for future periods;

•	information on the executive officers’ stock ownership, option holdings and restricted stock holdings, vested and unvested;

•	information regarding equity compensation plan dilution;

•	estimated values of restricted stock awards;

•	tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, under the supplemental executive retirement plan or following a change-in-control of Midwest;

•	information regarding compensation programs and compensation levels at study groups of companies identified by our compensation consultant and reviewed and approved by the committee; and

•	reports on our performance relative to peer companies.

Philosophy and Policies

We believe that the skills, abilities and commitment of our senior executives are essential to our long-term success and competitiveness. The primary goal of our compensation program is to attract, retain and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers. This philosophy is intended to align the interests of management with those of our stockholders.

A variety of compensation elements is used to attract, retain and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers. These include:

•	base salary,

•	annual incentives,

•	performance-accelerated restricted stock awards,

•	employment and change-in-control agreements,

•	retirement plans and supplemental executive retirement plans, and

•	welfare benefits.

The allocation of each component varies by executive and is set to balance appropriately for each executive at-risk pay and fixed compensation. We have developed a compensation philosophy of providing market competitive salaries and incentive awards that, when combined with base salaries, rewards performance that exceeds objectives with above-market total compensation, performance below objectives with below-market total compensation, and performance that meets objectives with at-market total compensation. We accomplish this through annual and long-term incentive awards and provide that the awards vary significantly with performance.

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy has guided many compensation related decisions:

•	A substantial portion of executive officer compensation (23% at target to 44% at maximum in 2009) was contingent on, and variable with, achievement of objective corporate and/or individual performance objectives. No executive officer group member (nor any other employee) received incentive compensation awards for 2009 performance.

•	We provide performance-accelerated equity awards to improve the relationship between long-term compensation and performance and to align more closely management and stockholders interests. No executive officer group member (nor any other employee) received equity awards for 2009 performance.

•	Currently, we are not planning on offering an incentive compensation plan for 2010.

•	We did not increase the base salaries of members of the executive officer group for 2010.

•	We offer employment agreements and transitional employment agreements to our senior officers which are designed to:

-	mitigate the concerns of change-in-control transactions on key officers allowing them to focus on the business,

-	discourage the adoption of policies that may serve to entrench management over the long-term interests of the stockholders, and

-	protect our business with non-competition or non-solicitation provisions.

•	We offer a supplemental executive retirement plan for the purpose of providing retirement benefits to certain of our senior officers in order to promote a balance between the executive’s retirement compensation and short-term cash compensation encouraging executive retention and long-term careers with our company.

We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives.

•	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Program Design

We have developed a compensation program which is comprised of components typically offered to executives by financial institutions similar to us. The committee recognizes that attracting and retaining key executives is critical to our long term success. The committee has set certain guidelines regarding the compensation of our executive officers. Each executive officer is reviewed annually and that officer’s compensation is based on the committee’s assessment of that individual’s contribution to the Company.

Compensation Decisions Should Promote the Interests of Stockholders

We believe that compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability. The cash incentive portion of our incentive program is designed to encourage executives to meet annual performance targets while the restricted stock award portion of the incentive program encourages the achievement of objectives on a one year performance cycle, with vesting in three years if the objectives are not met. We believe that restricted stock awards create long-term incentives that align the interest of management with the long-term interests of stockholders. No cash or equity incentive awards were paid for 2009 performance. At the present time, we do not anticipate that equity incentive awards will be offered for 2010.

Compensation Disclosures Should be Clear and Complete

We have decided that all aspects of executive compensation should be clearly and comprehensibly disclosed in plain English. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how much our executives are paid.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are suggesting business performance targets and objectives; formulating individual performance objectives; evaluating employee performance; and recommending salary levels, cash incentives and restricted stock awards. The senior vice president — human resources and chief executive officer work with Monsignor Velo in establishing the agenda for committee meetings. Management also prepares meeting information for each committee meeting.

The chief executive officer and the senior vice president — human resources participate in committee meetings at the committee’s request to provide background information regarding our strategic objectives; the chief executive officer’s evaluation of the performance of the senior officers; and compensation recommendations as to the senior officers (other than himself). The chief executive officer does not participate in those portions of the committee meetings where his compensation is reviewed and approved.

Committee Advisors

The committee charter grants the committee the sole and direct authority to hire and terminate its advisors and compensation consultants and approve their compensation. These advisors report directly to the committee. Midwest pays the committee’s advisors and consultants. The committee uses the services of a compensation consultant to identify specific study groups of companies and to provide research regarding compensation programs, compensation levels and performance among the companies in the study groups (see discussion below at Benchmarking on page 27).

The committee engaged The Delves Group to serve as a consultant for 2009 and 2010. The Delves Group has provided consulting services to the committee since 2005. The committee has determined that The Delves Group is independent because it has not performed any other work for Midwest other than providing advice to the committee and has no prior relationship with management. The Delves Group reports directly to the committee but is authorized to communicate with the senior vice president — human resources to obtain information. The Delves Group will not do any work for Midwest except as authorized by the committee. During 2009, The Delves Group did not provide any services to Midwest beyond the services provided to the committee.

Participation in Capital Purchase Program

On December 5, 2008, Midwest issued $84.78 million of preferred stock to the U.S. Treasury, the Series T Preferred Stock, under the U.S. Treasury Capital Purchase Program, or the CPP. In order to participate in the CPP, Midwest has to comply with certain executive compensation rules contained in the Emergency Economic Stabilization Act, EESA. The American Recovery and Reinvestment Act of 2009, ARRA, was signed by President Obama on February 17, 2009. This legislation includes provisions that further regulate the executive compensation of financial institutions participating in the CPP. The Treasury has adopted regulations to implement the EESA compensation rules as amended by ARRA.

On March 8, 2010, Midwest exchanged all shares of the Series T Preferred Stock owned by the U.S. Treasury for the Series G Preferred Stock. Under the terms of the agreement with the Treasury, Midwest must continue to comply with the EESA compensation rules.

The EESA compensation rules apply to the Company’s senior executive officers, SEOs, and certain other executives as discussed below. Midwest’s SEOs subject to the EESA compensation rules for 2010 are: Roberto R. Herencia, JoAnn Sannasardo Lilek, J.J. Fritz, Jonathan P. Gilfillan and Stephan L. Markovits.

Set forth below is a discussion of the EESA compensation rules.

Persons Subject to the Rules.  These rules apply to the senior executive officers, the SEOs, and certain most highly compensated employees of Midwest. SEOs are the principal executive officer, the PEO, the principal financial officer, the PFO, and the three most highly compensated executive officers (other than the PEO and the PFO). The determination of the three most highly compensated executive officers and the most highly compensated employees for a particular year is based on their annual compensation for the last completed fiscal year (as it is determined pursuant to Item 402(a) of Regulation S-K).

Compensation Committee Duties — Semi-annual Reviews.  The compensation committee must review at least every six months with senior risk officers the SEO compensation plans and all employee compensation plans and the risks these plans pose to Midwest. In this review, the committee must identify and limit:

•	the features in the SEO compensation plans so they do not encourage SEOs to take unnecessary and excessive risks that could threaten the value of Midwest;

•	any features in employee compensation plans that pose risks to Midwest to ensure that it is not unnecessarily exposed to risks, including any features in these SEO compensation plans or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation; and

•	the terms of each employee compensation plan in order to eliminate the features in a plan that could encourage the manipulation of reported earnings of Midwest to enhance the compensation of employees.

Annual Narrative.  The compensation committee must annually prepare a narrative description of how it limited the features in:

•	SEO compensation plans that could encourage SEOs to take unnecessary and excessive risks that could threaten the value of Midwest, including how these SEO compensation plans do not encourage behavior focused on short-term results rather than long-term value creation;

•	employee compensation plans to ensure that Midwest is not unnecessarily exposed to risks, including how these employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation; and

•	employee compensation plans that could encourage the manipulation of reported earnings of Midwest to enhance the compensation of employees.

Annual Certification.  The compensation committee must certify annually that the committee has reviewed:

•	with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	with senior risk officers the employee compensation plans and has made all reasonable efforts to limit unnecessary risks these plans pose to the Company; and

•	the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company toe enhance the compensation of any employee.

Reporting of Narrative and Certification.  The Company must provide the narrative disclosure and the certification in its annual compensation committee report included in its annual meeting proxy statement and file a copy of the certification with the U.S. Treasury within 90 days of the end of its fiscal year.

Stockholder Non-Binding “Say on Pay.”  Midwest must allow its stockholders the opportunity to participate annually in a non-binding vote on senior executive compensation. The stockholder vote will not be construed as overruling a decision by the board of directors nor does it create or imply any additional fiduciary duty by the board. Furthermore, it does not restrict or limit the ability of stockholders to make other proposals related to executive compensation. See Advisory Vote on Compensation of Named Executive Officers beginning on page 52.

Compliance Certifications.  Midwest’s PEO and PFO must provide a written certification of compliance with the provisions of Section 111 of EESA, as amended by ARRA. The certification must be filed within 90 days of the end of any fiscal year. Midwest must include these certifications in its annual report on Form 10-K and must file them with the U.S. Treasury.

Limitation on a Midwest’s Compensation Tax Deduction.  Midwest is subject to the provisions of Section 162(m)(5) of the Internal Revenue Code of 1986, as amended; this provision limits the deduction for compensation paid to SEOs to $500,000 (including performance based compensation).

Clawback.  Midwest must recover any bonus, retention award or incentive compensation paid to (or accrued for) SEOs and the next 20 most highly compensated employees if the payments or accruals were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, the Clawback. Midwest must exercise its Clawback rights unless it determines that it is unreasonable to do so (e.g., the costs of recovery exceed the amount involved).

Severance Prohibited.  Midwest may not make golden parachute payments (defined as any payment for “departure from a company for any reason, except for payments for services performed or benefits accrued”) to its SEOs or any of the next five most highly compensated employees. A golden parachute payment includes a payment for departure from Midwest for any reason, other than a payment for services performed or benefits accrued, including an amount due upon a change in control of Midwest.

Limits on Bonuses, Retention Awards and Incentive Compensation.  Midwest may not pay or accrue any bonus, retention award, or incentive compensation to or for Midwest’s SEOs unless the amounts are payable as long-term restricted stock, provided that the stock does not fully vest until the repayment of TARP assistance and has a value that is no greater than one-third of the total annual compensation.

Long-Term Restricted Stock.  The value of the long-term restricted stock can be no greater than 1/3 of the employee’s total annual compensation. For purposes of determining annual compensation, each equity-based compensation (including the long-term restricted stock grant ) will be included in this calculation in the year in which it is granted at its total fair market value on the grant date.

Except as described below, the long-term restricted stock cannot fully vest until the repayment of all financial assistance by Midwest.

Furthermore, an employee must provide services to Midwest for at least two years after the grant date of the long-term restricted stock (or stock unit) in order to vest in this stock (or stock unit). However, the award may vest prior to this two year period (but after the TARP funds have been repaid) due to the death, disability or a change in control.

Restricted stock may become transferable (or in the case of a restricted stock unit, payable) earlier. For each 25% of the TARP financial assistance which is repaid, 25% of the total long-term restricted stock may become transferable (or 25% of the restricted stock unit may be payable).

In the case of restricted stock (but not a restricted stock unit), the fair market value of the stock may be subject to inclusion in income for income tax purposes before the stock becomes transferable. As a consequence, if this occurs, the rule permits sales to the extent necessary to pay the applicable taxes.

Perquisites.  Midwest must disclose annually to the U.S. Treasury and the Federal Reserve any perquisites (as defined in Item 402(c)(2) of Regulation S-K) whose total value exceeds $25,000 provided to the SEOs and next 20 most highly compensated employees. The filing must include the amount and nature of the perquisite and a justification for offering the perquisite (including a justification for all perquisites offered to the individual). The filing must be made within 120 days of the end of the fiscal year. None of the SEOs or the next 20 most highly compensated employees received perquisites in 2009 where the total value of such perquisites exceeded $25,000 with the exception of Mr. Fritz; the value of his perquisites in 2009 was $25,450.

Tax Gross-Ups.  Midwest is prohibited from providing tax gross-ups or other reimbursements for the payment of taxes to any of the SEOs and next twenty most highly compensated employees relating to any form of compensation, including severance payments and perquisites.

Compensation Consultant.  Midwest must disclose annually to U.S. Treasury and the Federal Reserve whether Midwest, the board, or the compensation committee has engaged a compensation consultant. This disclosure must include all of the types of services the compensation consultant has provided during the past three years, including any “benchmarking” or comparisons employed to identify certain percentile levels of compensation (for example, other peer group companies used for benchmarking and a justification for using these companies, and the lowest percentile level of other companies’ employee compensation considered for compensation proposals). The filing must be made within 120 days of the end of the fiscal year.

Limits on Luxury Expenditures.  The board of directors of a Midwest must adopt an excessive or luxury expenditures policy, file this policy with Treasury and the Fed, and post the text of this policy on its Internet website. The policy must cover, among other things (i) entertainment or events; (ii) office and facility renovations; (iii) aviation or other transportation services; and (iv) other similar items, activities or events. The policy (1) must identify the types and categories of expenses prohibited or requiring prior approval; (2) include approval procedures for those expenses requiring prior approval; (3) mandate PEO and PFO certification of the prior approval of any expenditures requiring the prior approval of any SEO, other similar executive officers, or the board of directors; (4) mandate prompt internal reporting of any violation of this policy; and (5) require accountability for adherence to this policy.

This policy was adopted in August of 2009 and is posted on our website at www.midwestbanc.com About Us — Corporate Information — Corporate Governance. If a material amendment is made to the policy it must be provided to U.S. Treasury and Federal Reserve and it must be posted on the Company’s website (if it has one) within ninety days.

Compensation Committee Review

As required by the EESA compensation rules, the compensation committee has met with Midwest’s senior risk officers to identify any features of the Midwest’s incentive compensation plans that would encourage the SEOs to take unnecessary and excessive risks that could threaten the value of Midwest. The Company did not pay any incentives to its executives for 2009 performance and is not offering an incentive plan for 2010; therefore, the compensation committee concluded that there were no incentive compensation features that would encourage the SEOs to take unnecessary and excessive risks that could threaten the value of Midwest. The committee has also met with Midwest’s senior risk officers to review the compensation plan design features for all other employees as part of its assessment to eliminate any features of these plans that would encourage the manipulation of reported earnings of Midwest to enhance the compensation of any employee. The committee concluded that the features of these other employee compensation plans do not promote undue risk taking. The features of all employee compensation plan that were reviewed included the “mix” of salary and incentive compensation, the incentive compensation performance measures, the relationship between the performance measures and the corresponding incentive payouts and the use of equity in incentive awards.

The committee concluded that in the absence of the management incentive plan, there are no incentive compensation features that would encourage executive officers to take unnecessary and excessive risks that could threaten Midwest’s value. The committee made all reasonable efforts to analyze and conclude that the same is true for all other employees compensation plans. The committee intends to undertake this review at least twice a year.

Annual Evaluation

As indicated above, the committee determined that no incentive compensation (whether in the form of cash, restricted stock or options) would be paid under the 2009 management incentive plan. In August 2009, Mr. Herencia took a voluntary 10% decrease in base salary, the SEOs took a voluntary 7% decrease in base salary and all other executive vice presidents took a 3% decrease in base salary. The committee also determined that the base salaries for the senior executive group would not be increased for 2010 and would remain at their reduced 2009 levels. All of these committee actions were subsequently approved by the board of directors.

Performance Objectives

In December of 2009, the committee prepared a series of performance goals for 2010 for the chief executive officer. At its January meeting, the committee approved these performance goals, which have been approved by the board of directors.

For other members of the executive officer group, the process begins with establishing individual and corporate performance objectives during the first quarter of each fiscal year. The committee engages in an active dialogue with the chief executive officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. The target measures and the amount of the awards are set on a yearly basis by the committee. At the current time, the Company has decided not to offer an incentive compensation program for 2010.

Benchmarking

We do not believe it is appropriate to establish compensation levels primarily based on benchmarking. However, it is our belief that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace especially in light of the competitive nature of the Chicago market. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

Accordingly, the committee reviews compensation levels for our named executive officers and other senior officers against compensation levels at the companies in a study group identified by our compensation consultant. The compensation consultant provided the committee with information regarding compensation programs and compensation levels at the median and 75th percentiles among companies in this study group described below.

To remain consistent from year to year, the committee currently intends to use this study group (same industry, high growth and geographic) as part of the annual marketplace study. The specific companies included in each group may change based on their size, relevance or other pertinent factors.

Decisions on compensation levels for members of the executive group are based on the committee’s assessment of each executive’s contribution to our success as well as median competitive market compensation levels determined by the consultant.

During 2009, The Delves Group was engaged to evaluate the effectiveness and structure of our executive compensation programs and practices. This included a market review of competitive compensation levels as well as a review of our annual incentive plan. The committee directed the consultant to design study groups of companies and to provide a research report regarding compensation levels and compensation programs at those companies. For the purpose of the peer group, the consultant and the committee agreed to use the following Chicago-based companies: Old Second Bancorp Inc., Taylor Capital Group, Inc., Amcore Financial Inc, First Midwest Bancorp Inc.,

MB Financial Inc., Private Bancorp Inc., Wintrust Financial Group. The consultant had also used several other compensation surveys as additional data sources in order to develop a market consensus. These surveys are: The Delves Group 2009 Bank Compensation Surveys, Crowe Horwath 2009 Financial Institutions Compensation Survey, American Bankers Association (ABA) 2009 Compensation and Benefits Survey, and Watson-Wyatt 2009 Financial Institutions Compensation Survey. The study included 50 key employees, including SEOs, other executive vice presidents, and selected senior vice presidents.

The consultant indicated in its report that our base salaries for the positions studied are generally aligned with or slightly below the 75th percentile market consensus; however there are note worthy exceptions to this general observation. Market consensus is defined as the average of the 75th percentile data points derived from the previously mentioned peer group and compensation surveys. Our compensation consultant has determined through their benchmarking studies that Chicago’s competitive median often represents the national 75th percentile. This is especially true of the compensation surveys that include data for many of the nation’s banks found outside of major metropolitan areas. Accordingly, we used national 75th percentile data from all compensation surveys to define Chicago’s competitive median. Mr. Herencia took a voluntary $50,000 pay cut in 2009. Mr. Herencia’s base salary is aligned with the median market consensus. The entire management team is not aligned with the median market consensus; therefore all 50 studied executives fall below the 75th percentile market consensus for actual cash bonuses paid during 2009. SEOs were not eligible for cash bonuses during 2009. The entire management team, including the SEOs, falls between the median and 75th percentile market consensus for total cash compensation. The entire management team falls below the median market consensus for value of long-term incentive grants. Finally, SEOs fall below the median market consensus for total direct compensation (cash compensation + LTI compensation).

Upon the completion of our board compensation analysis, the consultant indicated in its report that our director compensation package is below the median of its Chicago peer group.

Targeted Compensation Levels

Together with the performance objectives, targeted total compensation levels are established (i.e., threshold, target and maximum achievable compensation) for each of our senior officers. In making this determination, we are guided by the compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at the companies in the study group, and the relative compensation levels among our senior officers. We may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance Pay

As targeted total compensation levels are determined, we also determine the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes awards made under our incentive plan for achievement of specified performance objectives.

Under the terms of their employment agreements, once Midwest is no longer subject to the EESA compensation rules, Mr. Herencia is eligible to earn a market competitive annual cash bonus award and Mr. Fritz is eligible to earn a performance based cash award with a range from zero to 70% of his base salary. The other executive officer group members are eligible for performance based awards ranging from zero to 80% of their base salaries in cash. No bonuses were paid based upon our performance in 2009 and in accordance with executive compensation rules contained in the EESA compensation rules.

At the current time, the Company has decided not to offer an incentive compensation program for 2010.

Committee Effectiveness

The committee reviews, on an annual basis, its performance and the effectiveness of our compensation program in obtaining desired results.

Base Salary

It is our philosophy to target base salaries at the competitive median level for companies of similar size, performance and industry. In determining individual salaries, the committee considers — in addition to market median data and study group data — the scope of the executive’s responsibilities, individual contributions, experience in the position, our financial performance, historical compensation and the relative compensation levels among our executive officers. Salary ranges and individual salaries for executive officers are reviewed annually, and adjusted from time to time to take into account outstanding performance, promotions, and updated competitive information. While there are no specific performance weightings established, salary recommendations are based on performance criteria such as:

•	our financial performance with a balance between long- and short-term growth in earnings, revenue, and asset growth;

•	the executive’s role in development and implementation of long-term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.

The committee also considers the minimum base salaries set for the chief executive officer of the Company and the senior executive vice president of the Bank in their employment agreements.

In August 2009, Mr. Herencia took a voluntary 10% decrease in base salary, the SEOs volunteered for a 7% decrease in base salary and all other executive vice presidents agreed to a 3% salary reduction.

There were no base salary increases in 2010 for the members of the executive officer group and their 2010 base salaries will continue at the 2009 reduced levels.

Historically, in setting base salaries, we considered:

•	the results of operations and the overall financial condition of the Company;

•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership;

•	all of the components of executive compensation, including base salary, incentive compensation, including restricted stock awards, retirement and other benefits under the SERP, and other benefits and perquisites;

•	competitive market pay and performance levels;

•	the mix of performance pay to total compensation;

•	internal pay equity among our senior executives;

•	the base salary paid to the officers in comparable positions at companies in the study group, using the median as our point of reference; and

•	the base salary of the chief executive officer of the Company is subject to conditions in his employment agreement.

The committee believes that increases in future total compensation should be more heavily weighted toward the cash and stock incentive components rather than salary to promote a pay for performance compensation framework.

Annual Management Incentive Compensation Program

In February 2009, the board of directors of Midwest approved the 2009 management incentive plan, or the 2009 Plan. The 2009 Plan provided employees an opportunity to earn annual cash incentive compensation for achieving specified, performance-based goals established for the fiscal year. The goals were position specific and included a mix of corporate, individual, and where relevant, business unit measures. The performance objectives allowed the employee to earn cash incentive compensation up to a specified percentage of his or her base salary. Two criteria had to be met to earn an incentive payment. First, established corporate goals relating to earnings per share, core deposit and fee income growth had to be met for the 2009 Plan to fund, and second, the employee had to achieve his or her individual performance goals. Awards to executive officer group members would be made only if earnings exceeded budgeted earnings per share and other specific goals were achieved. If earnings exceed budgeted earnings per share and other specific goals were achieved, executive awards would be based upon the compensation committee’s review and discussion with Midwest’s chief executive officer concerning his evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. The primary corporate goals for the Plan in 2009 included earnings per share, core deposit growth and fee income growth.

Due to Midwest’s financial performance in 2009, the committee determined that no employees would receive incentive compensation for 2009. In accordance with the EESA compensation rules, ARRA, no named executive officers were eligible for cash incentive compensation awards for 2009. Furthermore, at the present time, Midwest does not plan on offering a management incentive compensation plan for 2010.

Equity Based Compensation

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the stockholders. We have elected to use performance-accelerated restricted stock awards as our equity compensation vehicle.

In 2005 with the assistance of the consultant, the committee designed a performance-based, executive long-term incentive program. Under this program, the committee decided to award a mix of performance-accelerated options and performance-accelerated restricted stock. The intention was to encourage employees to create stockholder value through both the prospect of higher stock values anticipated from achieving performance goals and the vesting structure which encourages employees to achieve the performance goals as soon as possible. This program was also intended to both ensure a closer alignment between long-term compensation and performance, and reduce the dilutive impact to stockholders of service vested equity grants.

During 2006 and 2007, the timing of equity award vesting was determined by performance on two measures: earnings per share and return on assets. For 2006 and 2007 performance, the committee and the board elected to award only performance accelerated restricted stock. If the performance targets were met, the awards would vest in three years; if not, the awards would vest in five years. The performance targets for 2006 and 2007 were not met.

When initially setting incentive awards granted in January 2008 for performance in 2007, the committee determined that the incentive awards would be made in the form of cash (50%) and performance-accelerated restricted stock awards (50%). The committee also determined that the timing of vesting for these restricted stock awards would be based on one performance measure: earnings per share for 2008. The awards would vest in approximately three years if the performance target was met and in five years if it was not met. The 2008 performance measure was not met so these awards will vest in 2013.

When setting incentive awards to be granted in 2009 for performance in 2008, the committee determined that awards would be made in the form of cash and restricted stock awards. These restricted stock awards will vest in three years. The committee also determined that in order to more closely align the interest of employees with those of our stockholders, the committee approved a one-time grant of stock options to employees which will vest in three years.

The committee developed guidelines, set forth below, in awarding equity based compensation:

•	To promote closer alignment between long-term compensation and performance, equity awards will be performance based.

•	The amount of shares available for awards to employees should equal a target maximum percentage consistent with comparable group medians (in most situations) and should not exceed 12-13%.

•	Awards in any given year (absent unusual circumstances) should not exceed 1.5% of the issued and outstanding shares of our common stock.

•	Outstanding awards of restricted stock (absent unusual circumstances) should not exceed 5% of the issued and outstanding shares of our common stock.

As part of its philosophy, the committee is opposed to equity plans that contain evergreen features (automatic yearly increases of shares covered by the plan) or permit repricing of previously granted awards.

For 2009, no incentive compensation awards (whether in the form of cash, restricted stock or options) were made to the members of the executive officer group or any employee. At the present time, the Company does not plan on offering an incentive compensation plan for 2010.

Variable Performance-Based Pay as a Percentage of Potential Compensation

We place great emphasis on variable performance-based compensation. However, because no incentive awards were made to executive officers for 2009, none of their 2009 compensation was variable-performance based.

Severance Arrangements

None of our named executive officers has any arrangement that provides for payment of severance payments except as may be provided in their employment or transitional employment agreements discussed below, see Employment Agreements beginning on page 37 and Transitional Employment Agreements found on page 41. We do offer a severance program in which all eligible employees participate that does not discriminate in favor of the senior officers, including the named executive officers. Severance arrangements are subject to the EESA executive compensation rules, beginning on page 24.

Employment Agreements and Transitional Employment Agreements

When reviewing compensation matters and developing compensation packages for executive officers during 2009, the committee takes into consideration that the Company and certain of its subsidiaries have entered into an employment agreements with Messrs. Herencia and Fritz and transitional employment agreements with each of the other named executive officers and certain other officers. For a discussion of these agreements, see Employment Agreements beginning on page 37 and Transitional Employment Agreements beginning on page 41. Under our employment agreements and our transitional employment agreements with the other named executive officers, the executive officers are entitled to receive certain payments upon a change-in-control. Our stock plan provides that upon a change in control (as defined in the plan) all unvested stock options and restricted stock awards shall immediately become vested. For a discussion of post-employment termination payments, see Potential Payments Upon Termination of Employment or Change-in-Control beginning on page 41. Payments arising out of the termination of certain executive officers are subject to the EESA executive compensation rules, beginning on page 24.

Supplemental Executive Retirement Plan and Retirement Benefits

The committee also considers that we have implemented a supplemental executive retirement plan, the SERP, for the purpose of providing retirement benefits to certain officers of the Company and its subsidiaries. The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. For a further discussion of the SERP, see Supplemental Executive Retirement Plan found on page 41. The amounts accrued for the benefit of the named executive officers for 2009 are set out in column (h) of the Summary Compensation Table found on pages 33-35.

401(k) Plan

We offer a 401(k) salary reduction plan to almost all of our employees under which participants may elect to make tax deferred contributions. We contribute 1% more than the employee’s contribution up to a maximum of 5% (e.g., if the employee contributes 3% of his salary, we contribute an amount equal to 4% of the employee’s salary). The employer matching contribution was discontinued in August 2009. The amounts contributed to the plan for the benefit of the named executive officers for 2009 through July 2009 are set out in column (i) of the Summary Compensation Table found on pages 33-35.

Employee Stock Purchase Plan

The board of directors, based upon a recommendation from the compensation committee, approved the Midwest Employee Stock Purchase Plan in 2008. The plan offers employees the opportunity to purchase shares of Company common stock at a discount to the market price. Employees were permitted to purchase the common stock through accumulated payroll deductions. The plan was suspended January 1, 2010.

Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain executive officers receive certain other additional perquisites that are described in the proxy statement in column (i) in the Summary Compensation Table found on pages 33-35. The committee requested that Midwest disclose all perquisites provided to the executives shown in the table even if the perquisites fall below the disclosure thresholds under SEC rules.

Compensation Policies

Set forth below is a discussion of other policies that impact our compensation decisions.

Internal Pay Equity.  We believe that internal equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the chief executive officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists. We intend to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.

The Tax Deductibility of Compensation Should be Maximized Where Appropriate.  Midwest generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code, the Code, generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million. We review compensation plans in light of applicable tax provisions, including Section 162(m) and Section 409A of the Code, and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of Midwest.

The committee will continue to evaluate the impact of Section 162(m) and Section 409A and to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact. The committee may determine that it is appropriate to continue to compensate an executive above the 162(m) limit for various reasons, including in circumstances of outstanding corporate or executive achievement.

As a result of our participation in CPP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the Treasury retains its investment in Midwest. EESA compensation rules provide for application of the $500,000 limitation on a pro rata basis with respect to calendar years during which the Treasury held its investment for less than the full year.

When our board of directors determined to participate in CPP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of the $500,000 deduction limitation. As a result, while the committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

Financial Restatement.  It is the board of directors’ policy that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

In addition, under the CPP we must condition the payment of bonus and incentive compensation paid to the senior executive officers based on financial statements or financial performance to repayment if such financial statements or performance figures later prove to be materially inaccurate. Under the EESA compensation rules, this restriction applies to the SEOs and the next twenty highest paid employees.

Timing of Stock Option Grants and Restricted Stock Awards.  Midwest has adopted a policy on stock option grants and restricted stock awards that includes the following provisions relating to the timing of the award:

•	Except for inducement grants for new executives, we approve all restricted stock awards and stock option grants at a compensation committee meetings.

•	Midwest executives do not have any role in selecting the grant date.

•	The grant date of the stock options and restricted stock is always the date of approval of the grants (unless a later date is determined by the committee).

No awards of stock options or restricted stock were made in 2009 under the 2009 incentive plan. Inducement grants to new employees were made in 2009.

Summary Compensation Table

The following table discloses information concerning the compensation of the named executive officers during the years ending December 31, 2009, 2008 and 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation	Total
	Year	Salary	Bonus	($)	($)	($)	($)	($)	($)
Name and Principal Position(a)	(b)	($)(c)	($)(d)	(e)(1)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)

Roberto R. Herencia(5)	2009	$288,462	$—	$250,000	$—	$—	$12,715	$11,521	$562,698
President and Chief	2008	—	—	—	—	—	—	—	—
Executive Officer	2007	—	—	—	—	—	—	—	—
J.J. Fritz(6)	2009	322,575	—	—	—	—	89,975	25,450	438,000
Senior Executive	2008	331,500	—	—	—	—	402,908	81,700	816,108
Vice President	2007	315,000	—	101,251	—	64,981	115,497	81,174	677,903
JoAnn Sannasardo Lilek(7)	2009	333,960	—	—	—	—	19,236	13,060	366,256
Executive Vice President	2008	253,846	—	56,850	—	—	17,489	1,285	329,470
and Chief Financial Officer	2007	—	—	—	—	—	—	—	—
Jonathan P. Gilfillan(8)	2009	219,957	60,000	—	—	—	4,177	12,007	296,141
Executive Vice President,	2008	99,231	—	37,725	—	—	—	5,194	142,150
Midwest Bank	2007	—	—	—	—	—	—	—	—
Stephan L. Markovits(9)	2009	207,696	—	—	—	—	53,201	24,809	285,706
Executive Vice President,	2008	204,000	—	—	—	—	100,977	25,211	330,188
Midwest Bank	2007	46,154	—	181,900	—	23,000	71,683	9,549	332,286
Sheldon Bernstein	2009	214,544	—	—	—	—	36,509	13,780	264,833
Executive Vice President,	2008	212,003	—	—	—	—	66,499	19,856	298,358
Midwest Bank	2007	203,849	—	56,001	—	35,000	59,564	16,244	370,659
James J. Giancola(10)	2009	164,256	—	—	—	—	361,274	19,326	544,856
Former President and	2008	601,500	—	—	—	—	222,170	483,210	1,306,880
Chief Executive Officer	2007	585,000	—	202,503	—	129,960	245,870	119,546	1,282,879

(1)	The amounts in column (e) reflect the grant date fair value for stock awards granted in the years ended December 31, 2009, 2008 and 2007, in accordance with the authoritative guidance on stock compensation (ASC 718). Assumptions used in the calculation of these amounts are included in Note 23 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2009, included in our annual report on form 10-K filed with the SEC on March 31, 2010. No stock awards were made to the named executive officers in 2009 with the exception of an inducement grant made to Mr. Herencia as part of his employment agreement.

(2)	The amounts in column (f) reflect the grant date fair value for option awards granted in the years ended December 31, 2009, 2008 and 2007, in accordance with the authoritative guidance on stock compensation (ASC 718). Assumptions used in the calculation of these amounts are included in Note 23 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2009, included in our annual report on form 10-K filed with the SEC on March 31, 2010. No options were granted in 2007, 2008 or 2009 to the named executive officers.

(3)	The amounts in column (g) reflect the cash awards to the named individuals under our management incentive compensation plan, which is discussed in further detail under the heading Annual Management Incentive Compensation Program found on pages 29-30. No cash awards were made to the named executive officers in 2008 or 2009 with the exception of Mr. Gilfillan whose award was made pursuant to an agreement with Midwest to induce him to accept employment.

(4)	The following tables provide information related to column (i) — All Other Compensation (automobile allowance, club membership fees, matching contributions to our 401(k) plan, health club, and insurance expenses (long-term disability).

	2009
				Restricted
	Auto			Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other

Roberto R. Herencia	$6,171	$5,350	$—	$—	$—	$—	$—
J. J. Fritz	6,860	8,125	10,200	—	265	—	—
JoAnn Sannasardo Lilek	—	—	10,560	—	—	—	2,500
Jonathan P. Gilfillan	1,999	5,729	4,279	—	—	—	—
Stephan L. Markovits	2,261	13,698	6,465	—	1,635	—	750
Sheldon Bernstein	5,767	—	6,784	—	300	929	—
James J. Giancola	640	—	6,178	—	50	—	12,458	*

	2008
				Restricted
	Auto			Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other

Roberto R. Herencia	$—	$—	$—	$—	$—	$—	$—
J. J. Fritz	7,455	19,470	16,575	28,122	1,416	—	8,662
JoAnn Sannasardo Lilek	—	—	635	650	—	—	—
Jonathan P. Gilfillan	2,223	2,971	—	—	—	—	—
Stephan L. Markovits	2,149	6,169	10,200	4,653	2,040	—	—
Sheldon Bernstein	4,749	—	10,600	3,278	300	929	—
James J. Giancola	2,633	6,875	21,515	36,088	300	—	415,799	**

	2007
				Restricted
	Auto			Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other

Roberto R. Herencia	$—	$—	$—	$—	$—	$—	$—
J. J. Fritz	6,918	22,242	15,750	33,540	1,224	—	1,500
JoAnn Sannasardo Lilek	—	—	—	—	—	—	—
Jonathan P. Gilfillan	—	—	—	—	—	—	—
Stephan L. Markovits	489	8,400	—	—	660	—	—
Sheldon Bernstein	3,191	—	10,192	1,632	300	929	—
James J. Giancola	2,562	39,200	21,350	54,634	300	—	1,500

*	Earned vacation pay through termination date.

**	Midwest has determined it made an error in the original W-2 reporting for James J. Giancola relating to restricted stock awards vesting in 2005, 2006 and 2007. It failed to include income related to the vesting of restricted stock in Mr. Giancola’s W-2s which resulted in the failure to report non-cash income that should have been included in the W-2s. Due to these reporting failures, Midwest did not withhold sufficient funds from Mr. Giancola’s compensation or pay such funds as withholding to federal and state taxing authorities, which have now been paid. Midwest has paid $415,799 to Mr. Giancola to settle this matter.

(5)	2009 compensation was from May 15, 2009 to December 31, 2009.

(6)	Mr. Fritz’s compensation in column (h) reflects the fact that he vested in his SERP during 2008.

(7)	2008 compensation was from March 17, 2008 to December 31, 2008.

(8)	2008 compensation was from July 7, 2008 to December 31, 2008. Mr. Gilfillan’s compensation in column (d) represents an inducement cash bonus paid in 2009 pursuant to his agreement with Midwest.

(9)	2007 compensation was from October 1, 2007 to December 31, 2007.

(10)	2009 compensation was from January 1, 2009 to March 30, 2009. Mr. Giancola served as president and chief executive officer of Midwest until January 29, 2009 when Mr. Fritz replaced him in these positions. Mr. Giancola continued as an employee until March 30, 2009. Mr. Herencia replaced Mr. Fritz on May 15, 2009 at which time Mr. Fritz became a senior executive vice president.

Grants of Plan-Based Awards

During 2009, the Company did not make any non-stock grants of incentive plan awards, stock based incentive plan awards and awards of options, restricted stock and similar instruments under plans that were performance based.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes for each named executive officer the information regarding outstanding stock and option awards at December 31, 2009.

	Option Awards					Stock Awards
			Equity						Equity	Equity
			Incentive			Number			Incentive Plan	Incentive Plan
			Plan			of			Awards:	Awards:
			Awards:			Shares			Number of	Market or
	Number of	Number of	Number of			or Units			Unearned	Payout Value
	Securities	Securities	Securities			of Stock		Market Value	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			That		of Shares or	or Other	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Have		Units of Stock	Rights That	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not		That Have Not	Have Not	That Have Not
	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
Name(a)	(b)	(c)(2)	(d)	(e)	(f)	(g)(2)		(h)(1)	(i)	(j)

Roberto R. Herencia	—	—	—	—	—	198,412	(3)	71,428	—	—
J. J. Fritz	—	—	—	—	—	11,902	(4)	4,285	—	—
J. J. Fritz	—	—	—	—	—	6,000	(4)	2,160	—	—
J. J. Fritz	—	—	—	—	—	9,163	(4)	3,299	—	—
JoAnn Sannasardo Lilek	—	—	—	—	—	—		—	—	—
Jonathan P. Gilfillan	—	—	—	—	—	7,500	(5)	2,700	—	—
Stephan L. Markovits	—	—	—	—	—	10,000	(6)	3,600	—	—
Stephan L. Markovits	—	—	—	—	—	2,896	(6)	1,043	—	—
Sheldon Bernstein	5,928	—	—	9.09	1/28/10	—		—	—	—
Sheldon Bernstein	15,000	—	—	8.83	8/2/10	—		—	—	—
Sheldon Bernstein	15,000	—	—	10.21	3/29/11	—		—	—	—
Sheldon Bernstein	15,000	—	—	14.90	3/27/12	—		—	—	—
Sheldon Bernstein	5,000	—	—	22.03	7/1/14	—		—	—	—
Sheldon Bernstein	—	4,000	—	19.43	7/1/15	—		—	—	—
Sheldon Bernstein	—	—	—	—	—	2,500	(7)	900	—	—
Sheldon Bernstein	—	—	—	—	—	2,526	(7)	909	—	—
Sheldon Bernstein	—	—	—	—	—	5,068	(7)	1,824	—	—

(1)	Market values are based on the closing price of our common stock ($0.36) on December 31, 2009 (the last trading day of 2009) as reported by Nasdaq.

(2)	Unvested options and restricted stock awards vest following a change-in-control.

(3)	198,412 shares will vest on such date as may be required in order to comply with the compensation limitations contained in the EESA compensation rules.

(4)	11,902 shares vest on July 1, 2011; 6,000 shares vest on December 29, 2011 and 9,163 shares vest on January 28, 2013.

(5)	7,500 shares vest on July 7, 2013.

(6)	10,000 shares vest on October 1, 2012 and 2,896 shares vest on January 28, 2013.

(7)	2,500 shares vest on July 1, 2010; 2,526 shares vest on December 29, 2011 and 5,068 shares will vest on January 28, 2013.

Option Exercises and Stock Vested in Last Fiscal Year

The following table summarizes for each named executive officer the number of shares acquired and amounts received upon exercise of options and vesting of restricted stock for the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Name(a)	(b)	(c)(1)	(d)	(e)(2)

Roberto R. Herencia	—	$—	—	$—
J. J. Fritz	—	—	—	—
JoAnn Sannasardo Lilek	—	—	5,000	4,050
Jonathan P. Gilfillan	—	—	—	—
Stephan L. Markovits	—	—	—	—
Sheldon Bernstein	—	—	—	—
James J. Giancola	—	—	30,000	48,000

(1)	The amount represents the aggregate amount realized determined by subtracting the exercise price of the options from the market price on the date the options were exercised.

(2)	The amount represents the aggregate amount realized determined by multiplying the number of shares by the market value as of the vesting date.

Pension Benefits Table

The following table sets forth for each named executive officer the specified years of credited service and the estimated present value of accumulated benefits under our supplemental executive retirement plan. The benefits information regarding the supplemental executive retirement plans can be found under the heading Supplemental Executive Retirement Plan on page 41.

			Present Value of
		Number of Years	Accumulated	Payments During Last
	Plan Name	Credited Service (#)	Benefit ($)	Fiscal Year ($)
Name(a)	(b)	(c)	(d)	(e)

Roberto R. Herencia	SERP	—	$12,715	—
J. J. Fritz	SERP	4	661,360	—
JoAnn Sannasardo Lilek	SERP	1	36,725	—
Jonathan P. Gilfillan	SERP	1	4,177	—
Stephan L. Markovits	SERP	3	225,861	—
Sheldon Bernstein	SERP	9	477,986	—
James J. Giancola	SERP	4	1,048,185	26,316

Nonqualified Deferred Compensation

The named executive officers did not receive any non-tax qualified deferred compensation that Midwest is obligated to pay during 2009.

Equity Compensation Plan Information

Number of
	Number of		Securities Remaining
	Securities to		Available for Future
	be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants,	Outstanding Options,	(Excluding Securities
Plan Category	and Rights	Warrants, and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	1,171,862	$8.66	1,650,021
Equity compensation plans not approved by security holders	48,412	1.26	—

Total	1,220,274	$8.37	1,650,021

(1)	The Company’s Stock and Incentive Plan permits 3,900,000 shares for issuance as either incentive stock options, nonqualified stock options, or restricted shares. As of December 31, 2009, 980,516 options were exercised.

Employment Agreements

Employment Agreement with Roberto R. Herencia.  On May 15, 2009, Roberto R. Herencia was appointed president and chief executive officer of the Company and the Bank. Mr. Herencia was also appointed to the board of directors of the Company and the Bank. Mr. Herencia has entered into an employment agreement with the Company and the Bank. Mr. Herencia will receive a base salary of $500,000 per year. On August 1, 2009, Mr. Herencia voluntarily reduced his base salary by 10% to $450,000.

On May 15, 2009, the Company made a restricted stock award grant to Mr. Herencia, in accordance with the terms of his employment agreement. Pursuant to the employment agreement, Mr. Herencia was to receive an award of shares with a grant date face value of $250,000 as of May 15, 2009. Based upon the price of the Company’s common stock on May 15, 2009, Mr. Herencia received a restricted stock award of 150,000 shares under the Company’s Stock and Incentive Plan and an employment inducement award of 48,412 shares of restricted stock.

These restricted stock awards will vest on such date as may be required in order to comply with the compensation limitations contained in Section 111(b)(3)(D) of the EESA as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder, the TARP Compensation Limitations. In addition, these awards shall vest upon a change of control (as defined in the Stock and Incentive Plan) provided that such early vesting shall only be permitted while the Company remains subject to the TARP Compensation Limitations if such vesting is permitted by such TARP Compensation Limitations. Once the Company is no longer subject to the TARP Compensation Limitations, Mr. Herencia shall be eligible to earn a market competitive annual long-term incentive award.

Upon the termination of Mr. Herencia’s employment, he shall be entitled to (i) payment of any earned but unpaid base salary accrued through and including the date of termination; (ii) payment of any earned but unpaid annual bonus from a prior fiscal year, (iii) payment of accrued paid time off; (iv) reimbursement of any unreimbursed business expenses, incurred prior to the date of termination, plus (v) any vested benefits accrued under the Company’s other employee benefits through the date of termination (collectively (i)-(v) being the Accrued Compensation).

Mr. Herencia may terminate his agreement for good reason (as defined in the agreement). If Mr. Herencia is terminated without cause or terminates his employment for good reason, he shall, in addition to his Accrued Compensation, be entitled to his base salary for a period of twelve months following the date of termination, plus continuation of medical, dental and vision coverage at active employee rates for that same period. In addition, he shall become fully vested in the RSA Award. To the extent that Section 111 of EESA and the rules and regulations promulgated thereunder as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder limit the Employer’s ability to pay such payments and benefits or to allow the vesting of the RSA Award, such payments and benefits will be paid and/or provided (and the RSA Award shall vest) at such time as they are permitted under EESA and ARRA.

Mr. Herencia has agreed that for a one-year period following the termination of his employment, he will not solicit employees of the Company or customers of the Company. He has also agreed that all of his compensation arrangements, bonus plans, stock option, restricted stock, or other equity based compensation plans, any deferred compensation plan or severance plan, and all incentive and other benefit plans, arrangements and agreements, including this Agreement and Supplement Executive Retirement Plan in which he participates while employed by the Company (the “Compensation Arrangements”), to the extent necessary, will be amended as of May 15, 2009 to comply with Section 111 of EESA and the rules and regulations promulgated thereunder as of December 5, 2008, the date the Company sold shares of its Series T preferred stock to the U.S. Treasury.

Mr. Herencia has also acknowledged that each of the Compensation Arrangements may have to be amended due to the amendment of Section 111 of EESA affected by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder. He has agreed that his Compensation Arrangements shall be amended to comply with Section 111 of EESA as amended by Section 7001 of ARRA once the rules and regulations relating to Section 111 of EESA have been promulgated as required by Section 7001 of ARRA.

Employment Agreement with J. J. Fritz .  On May 15, 2009, J.J. Fritz, the former president and chief executive officer of the Company and the Bank, became senior executive vice president of the Company. On May 15, 2009, the Company entered into an employment agreement with Mr. Fritz terminating his old agreement. Mr. Fritz also resigned as a director of the Company and the Bank effective as of May 15, 2009.

Under the agreement, Mr. Fritz will receive a base salary of $331,500 per year until May 14, 2012. His base salary did not change from what he had been earning previously. On August 1, 2009, Mr. Fritz voluntarily reduced his based salary to $308,295. His old agreement terminated on November 1, 2010 and provided him with an option at that date to receive a lump sum payment equal to one year’s base salary.

As provided in his old agreement, the new agreement requires the Company to provide Company-paid health insurance coverage, to be no less comprehensive than the health insurance coverage provided to all other employees, for Mr. Fritz and his spouse until such time as he and his spouse reach age sixty-five or such later date as necessary for Medicare eligibility.

The Company amended Mr. Fritz’s Supplemental Executive Retirement Agreement, SERP, by increasing Mr. Fritz’s “Benefit Percentage,” as defined and used under the SERP, from 30% to 35%. Mr. Fritz also agreed that a sale by the Company of equity or instruments convertible into equity during the twelve month period following May 15, 2009 would not constitute a change-in-control of the Company.

In the event that Mr. Fritz’s employment is terminated by the Company prior to May 14, 2012, unless such termination by the Company is for cause (as defined in the agreement), Mr. Fritz shall continue to receive the compensation and benefits as provided in the agreement until May 14, 2012.

In the event Mr. Fritz is terminated for cause or he terminates his employment for any reason, the Company shall have no obligation to make any payment to him under the agreement other than an amount equal to his base salary on a prorated basis to the date of termination.

Mr. Fritz has agreed to comply with certain non-solicitation and non-compete provisions for a one year period from the last day on which he receives a timely payment of his base salary, the Restriction Period.

In the event that the Company does not provide the benefits or payments as set forth by the agreement or the SERP, as and when required, (but not due to the limitations imposed by the EESA Programs (as defined in the agreement)), the foregoing non-competition and non-solicitation restrictions shall have no force or effect for any period following his termination of employment, for any reason. If such payments are suspended solely due to the application of the EESA Programs, the period of inapplicability shall correspond to the period during which payments are not being made; provided, however, that in no event will this provision cause the restrictive covenants to apply to any period beyond the original Restriction Period.

Because of the Company’s participation in the EESA Programs, Mr. Fritz and the Company have agreed to amend the agreement if, and as may be, required by the regulatory guidance issued pursuant to the EESA and ARRA. In this regard, the agreement, as amended, shall impose the minimum level of limitations on payments under the agreement as are required to permit the Company to comply with the limitations on executive compensation under the EESA Programs.

If any amounts or benefits due or payable pursuant to the agreement are not payable during the period the Company participates in the EESA Programs, the Company’s obligations, absent such restrictions, shall continue, and all payments and benefits which would otherwise have been paid or provided shall be immediately paid and provided as soon as legally permissible. The Company, however, shall not be obligated to make such payments or provide such benefits if it is prohibited from doing so by EESA or ARRA or the rules and regulations issued, or to be issued, thereunder.

In the event that legal action is instituted against Mr. Fritz by a third party based on the performance or nonperformance by him of his duties, the Company has agreed to assume the defense of such action by its attorney or attorneys selected by the Company and will advance the costs and expenses thereof (including reasonable attorneys’ fees) and will indemnify Mr. Fritz against any judgment or amounts paid in settlement of said actions in accordance with its charter, by-laws, insurance and applicable law, without prejudice to or waiver by the Company of its rights and remedies against Mr. Fritz. In the event that there is a settlement or final judgment entered against Mr. Fritz in any such litigation, and the Company’s board of directors determines that Mr. Fritz should, in accordance with the Company’s charter, by-laws, insurance and applicable law, reimburse the Company, Mr. Fritz shall be liable to the Company for all such costs, expenses, damages and other amounts paid or incurred by the Company in the defense, settlement or other resolution of any such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by Mr. Fritz within thirty days after rendition of the final judgment.

Agreement with JoAnn Sannasardo Lilek.  JoAnn Sannasardo Lilek was appointed to serve as executive vice president and chief financial officer of the Company and the Bank effective March 17, 2008. Ms. Lilek entered into a letter agreement with Midwest concerning the terms of her employment which provides that: (i) her salary will be $330,000 per year for 2008; (ii) she will receive an award of 5,000 restricted shares of Company common stock which vested on March 17, 2009 because she was still employed by Midwest; (iii) she will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan; and (iv) she will be eligible to receive one year of severance if she is terminated without cause. The Company has entered into a Transitional Employment Agreement with Ms. Lilek and she will participate in Midwest’s supplemental executive retirement plan. On August 1, 2009, Ms. Lilek voluntarily reduced her base salary to $319,176.

Employment Agreement with James J. Giancola.  On September 28, 2004, the Company and the Bank entered into an employment agreement with James J. Giancola.

Mr. Giancola was replaced by Mr. Fritz on January 29, 2009, and continued as an employee of Midwest through March 30, 2009. Under the terms of his agreement and SERP and Midwest’s severance policies, he is eligible to receive the following:

•	A SERP early retirement benefit of $105,263 annually for 15 years.

•	Unused accrued vacation pay of $12,458.

In addition, until Mr. Giancola reaches age 65 or his earlier death before age 65, Midwest shall (at Mr. Giancola’s expense) continue on his behalf and on behalf of his spouse and dependents medical, dental, and hospitalization benefits provided (x) to Mr. Giancola at any time during the 90-day period prior to his termination or (y) to other similarly situated executives who continue in the employ of the Company. Our obligation with respect to the foregoing benefits shall be limited to the extent that Mr. Giancola obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case we may reduce the coverage of any benefits we are required to provide Mr. Giancola as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Mr. Giancola than the coverages and benefits required to be provided under the agreement.

Pursuant to his employment agreement, Mr. Giancola was eligible to receive a severance payment of 80% of his 2008 base salary (or $481,200). However, if this payment would cause the Company to contravene any law, regulation or policy applicable to the Company, such payment shall be made to the extent permitted by law, regulation, or policy, and the remainder of such payment shall be made from time to time at the earliest time permitted by law, regulation, or policy. One of the provisions of the EESA compensation rules prohibits Midwest from making any severance payments to an executive officer such as Mr. Giancola. Midwest has advised Mr. Giancola that it is not allowed to make this payment under the EESA compensation rules.

Under the terms of the agreement, Mr. Giancola has agreed that for a two year period following the termination of his employment, he will not recruit or hire or attempt to recruit or hire employees of the Company or the Bank. He has also agreed that for this period, he will not, directly or indirectly: solicit the banking business of any current customers of the Company or the Bank; acquire, charter, operate or enter into any franchise or other management agreement with any financial institution; serve as an officer, director, employee, agent or consultant to any financial institution; establish or operate a branch or other office of a financial institution within the city limits of or having its main office or a branch within fifty miles of the main office of the Bank or any of its branches.

Agreement with Jonathan P. Gilfillan.  On July 17, 2008, Jonathan P. Gilfillan was appointed to serve as executive vice president, division head of commercial real estate lending. Mr. Gilfillan entered into a letter agreement with Midwest concerning the terms of his employment which provides that: (i) his salary will be $215,000 per year for 2008; (ii) he will receive an award of 7,500 restricted shares of Company common stock which will vest on July 7, 2013 if he is still employed by the Bank; and (iii) he will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan. The Company has entered into a Transitional Employment Agreement with Mr. Gilfillan and he participates in Midwest’s supplemental executive retirement plan. On August 1, 2009, Mr. Gilfillan voluntarily reduced his base salary to $215,849. Mr. Gilfillan received a $60,000 cash inducement bonus in 2009 pursuant to his letter agreement.

Agreement with Alberto J. Paracchini.  On January 22, 2010, Alberto J. Paracchini was appointed to serve as executive vice president head of planning and development of the Bank. Mr. Paracchini entered into a letter agreement with Midwest concerning the terms of his employment which provides that: (i) his salary will be $350,000 per year for 2010; (ii) he will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan; and (iii) he will be eligible to receive one year of severance if he is terminated without cause if such payment is allowed by the bank regulators. It is anticipated that the Company will enter into a Transitional Employment Agreement with Mr. Paracchini. He participates in Midwest’s supplemental executive retirement plan. Pursuant to this letter agreement, Mr. Paracchini received a cash bonus payment of $73,500 on February 4, 2010 and will receive a cash bonus of $31,500 on December 31, 2010 if he is still employed by the Bank.

Agreement with Stephen L. Eastwood.  On November 16, 2009, Stephen L. Eastwood was appointed to serve as executive vice president and chief risk officer of the Bank. Mr. Eastwood entered into a letter agreement with Midwest concerning the terms of his employment which provides that: (i) his salary will be $300,000 per year for 2009 and 2010; (ii) he will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan; and (iii) he will be eligible to receive one year of severance if he is terminated without cause if such payment is allowed by the bank regulators. It is anticipated that the Company will enter into a Transitional Employment Agreement with Mr. Eastwood. He participates in Midwest’s supplemental executive retirement plan. On November 16, 2009, Mr. Eastwood voluntarily reduced his base salary to $291,000. Mr. Eastwood will receive a cash bonus of $90,000 if he is still employed by the Bank on November 16, 2010.

Agreement with Darrin R. Bacon.  Darrin R. Bacon was appointed to serve as senior vice president, division head of commercial & industrial lending, of the Bank effective January 6, 2010. Mr. Bacon entered into a letter agreement with Midwest concerning the terms of his employment which provides that: (i) his salary will be $225,000 per year for 2010; (ii) he will receive an award of 25,000 restricted shares of Company common stock which vested on March 6, 2010; (iii) he will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan; and (iv) he will be eligible to receive one year of severance if he is terminated without cause. The Company has entered into a Transitional Employment Agreement with Mr. Bacon and he participates in Midwest’s supplemental executive retirement plan. Pursuant to this letter agreement, Mr. Bacon received a cash bonus payment of $60,000 on January 21, 2010 and $20,000 on February 4, 2010. Effective February 4, 2010, the

board of directors appointed Mr. Bacon to serve as executive vice president, division head of commercial & industrial lending.

Transitional Employment Agreements

The Company and certain subsidiaries of the Company have entered into separate transitional employment agreements with certain of the named executive officers (Ms. Lilek and Messrs. Bernstein, Gilfillan and Markovits) and certain other officers of the Company’s subsidiaries. The agreements are designed to mitigate the impact of change-in-control transactions on the performance of key officers and executives.

In the event of a “change-in-control” (generally, the acquisition of 50% or more of the fair market value of our stock or our voting power, the change in a majority of the members of our board of directors under certain circumstances or the sale of more than 50% of the assets of the Company or the relevant subsidiary), the agreements require the Company, the relevant subsidiary or any successor, as the case may be, to continue the employment of the affected officers for either 12 or 24 months in their respective positions and at their respective salaries (including the payment of directors’ fees, if any) with the right to participate in new or continuing incentive, benefit and other plans.

In the event the employment of an officer is terminated by (1) the officer for “good reason” during one to two years following the change-in-control (e.g., a material reduction in salary, a material diminution in authority, duties or responsibility, or a material change in the geographic location at which the employee performs services) (subject to the requirement that certain officers must wait 90 days following the initial existence of one of the good reason conditions to exercise such right of termination), or (2) by an acquiror for any reason other than death, disability or cause, the acquiror is obligated to continue the affected officer’s salary (including the payment of directors’ fees, if any) for 12 or 24 months after the termination of employment and the affected officer is prohibited from soliciting customers and employees of the Company for 12 months or 24 months, respectively.

Supplemental Executive Retirement Plan

The Company has implemented a supplemental executive retirement plan, the SERP, for the purpose of providing certain retirement benefits to those executive and other corporate officers of the Company and its subsidiaries approved by the board of directors.

The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. Benefits are payable in various forms in the event of normal retirement, early retirement, death, disability, and separation from service, subject to certain conditions defined in the plan. The SERP also provides for the payment of certain death benefits. The SERP also provides for lump sum payment of the present value of a percentage of SERP benefits if employment is terminated following a change-in-control.

All of the named executive officers participate in the SERP. In addition, 32 other officers also participate in the SERP. For information relating to the amounts we contributed to the SERP in 2009 for the named executive officers, see column (h) in the Summary Compensation Table found on pages 33-35.

Potential Payments Upon Termination of Employment or Change-in-Control

The tables below in this section reflect the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination for cause, termination following a change-in-control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2009 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Non-equity incentive compensation earned under our management incentive compensation;

•	Amounts contributed under our 401(k) plan;

•	Unused earned vacation; and

•	Amounts accrued and vested through the officer’s SERP. No benefit is paid if employment is terminated for cause.

If Mr. Fritz’s employment is terminated by the Company without cause prior to May 14, 2010, he will receive his base salary and incentive compensation through May 14, 2012.

If Mr. Herencia’s or Ms. Lilek’s employment is terminated by the Company without cause he or she will receive base salary for a period of twelve months.

Payments Made Upon Retirement

In the event of retirement of a named executive, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts.

•	All stock options fully vest and must be exercised within one year from the date of normal retirement (age 65). Options must be exercised within three months from date of early retirement (age 55).

•	At normal retirement all outstanding restrictions are lifted on performance accelerated restricted stock. Outstanding restricted shares are forfeited if executive retires before age 65.

•	At normal retirement, a percentage of final salary as defined by the executive’s SERP is paid in monthly installments over fifteen years. An amount equal to an increasing percentage of the executive’s normal benefit amount is paid at early retirement beginning at age 60 (50% at age 60, 60% at age 61, 70% at age 62, 80% at age 63, and 90% at age 64).

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts.

•	All stock options fully vest and must be exercised within one year.

•	All outstanding restrictions are lifted on performance accelerated restricted stock and the shares fully vest.

•	If the executive terminates employment due to a disability, a percentage of current salary as defined by the executive’s SERP is paid in monthly installments over fifteen years beginning the month following the executive’s 65th birthday.

•	Under the SERP, if the executive dies while in active service death benefits will be provided in an amount equal to the age 65 accrual balance. If the executive dies during payment of a benefit the remaining benefits will be paid to the executive’s beneficiary. If the executive dies after termination of employment but before the benefit starts, the beneficiary will be paid the same benefits that the executive was entitled to prior to death.

In the event of Mr. Fritz’s death, his estate will continue to receive his base salary for 90 days along with employer paid health insurance coverage for his spouse through age 65.

Payments Made Upon a Change-in-Control

We have entered into employment agreements or transitional employment agreements with each named executive officer. If an executive’s employment is terminated following a change-in-control or the executive terminates his or her employment in certain circumstances defined in the agreement, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts:

•	All stock options fully vest.

•	All outstanding restrictions are lifted on performance accelerated restricted stock and the shares fully vest.

•	Under the SERP, the executive is paid the present value of a percentage of the age 65 projected benefit.

•	The named executives, except Mr. Herencia and Mr. Fritz, have entered into transitional employment agreements which provide for a payment equal to one or two times annual salary and cash incentive compensation. They are also eligible to continue insurance benefits under COBRA at the employee cost sharing rate for one or two years.

•	Mr. Herencia’s employment agreement provides for the continuation of his base salary and health and dental insurance coverage at the employee rate for a period of twelve months.

•	Mr. Fritz’s employment agreement provides the continuation of his compensation and benefits as provided in the agreement until May 14, 2012.

Employment Terminations of Named Executive Officers

Mr. Giancola served as president and chief executive officer of Midwest until January 29, 2009. He was replaced by Mr. Fritz on January 29, 2009, and continued as an employee of Midwest until March 30, 2009. For a description of the payments made or owed to Mr. Giancola as of his date of termination see “Employment Agreement with James J. Giancola” on beginning page 39. Mr. Herencia replaced Mr. Fritz on May 15, 2009.

EESA and ARRA

The following tables (and the preceding discussion) do not reflect the limitation on the timing or amount of payments upon departure from Midwest for any reason which may be imposed by the EESA compensation rules discussed at pages 24-26. Under these rules, Midwest may not make golden parachute payments (defined as any payment for “departure from a company for any reason, except for payments for services performed or benefits accrued”) to its SEOs or any of the next five most highly compensated employees. A golden parachute payment includes a payment for departure from Midwest for any reason, other than a payment for services performed or benefits accrued, including an amount due upon a change in control of Midwest.

The following table shows the potential payments upon termination or change of control of Midwest for Roberto R. Herencia as if such events had occurred on December 31, 2009.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement(7)	Retirement(7)	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	71,428	—	71,428	71,428	71,428
401(k) plan(2)	22,222	N/A	N/A	22,222	22,222	22,222	22,222	22,222
Retirement plans including SERP(3)	—	N/A	N/A	—	—	1,057,400	1,026,862	3,127,908
Health and welfare benefits(4)	—	N/A	N/A	900	—	900	—	—
Disability income(5)	—	N/A	N/A	—	—	—	820,668	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	500,000
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	450,000	—	450,000	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$22,222	N/A	N/A	$544,550	$22,222	$1,601,950	$1,941,180	$3,721,558

(1)	Reflects the value of all unvested restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Herencia’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Herencia would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Herencia under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Herencia would be entitled to receive under our disability program. Mr. Herencia would be entitled to receive such benefits until he reaches normal retirement.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Herencia’s beneficiaries upon his death.

(7)	Mr. Herencia does not qualify for either early retirement or normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for J.J. Fritz as if such events had occurred on December 31, 2009.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement(7)	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	9,743	9,743	9,743
401(k) plan(2)	117,912	117,912	N/A	117,912	117,912	117,912	117,912	117,912
Retirement plans including SERP(3)	971,130	971,130	N/A	971,130	—	848,226	1,427,738	1,200,847
Health and welfare benefits(4)	—	—	N/A	31,153	—	31,153	31,153	15,576
Disability income(5)	—	—	N/A	—	—	—	347,390	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	577,074
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	724,783	—	724,783	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$1,089,042	$1,089,042	N/A	$1,844,978	$117,912	$1,731,817	$1,933,936	$1,921,152

(1)	Reflects the value of all unvested restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Fritz’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Fritz would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Fritz under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Fritz would be entitled to receive under our disability program. Mr. Fritz would be entitled to receive such benefits until he reaches normal retirement.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Fritz’s beneficiaries upon his death.

(7)	Mr. Fritz does not qualify for normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for JoAnn Sannasardo Lilek as if such events had occurred on December 31, 2009.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement(6)	Retirement(6)	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards	—	N/A	N/A	—	—	—	—	—
401(k) plan(1)	30,551	N/A	N/A	30,551	30,551	30,551	30,551	30,551
Retirement plans including SERP(2)	—	N/A	N/A	—	—	679,744	742,373	1,636,005
Health and welfare benefits(3)	—	N/A	N/A	—	—	25,418	—	—
Disability income(4)	—	N/A	N/A	—	—	—	701,323	—
Life insurance benefits(5)	—	N/A	N/A	—	—	—	—	500,000
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	319,176	—	632,866	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$30,551	N/A	N/A	$349,727	$30,551	$1,368,579	$1,474,247	$2,166,556

(1)	Reflects the value of Ms. Lilek’s 401(k) plan.

(2)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Ms. Lilek would be entitled.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Lilek under our health and welfare benefit plans.

(4)	Reflects the estimated lump-sum present value of all future payments which Ms. Lilek would be entitled to receive under our disability program. Ms. Lilek would be entitled to receive such benefits until she reaches normal retirement.

(5)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Ms. Lilek’s beneficiaries upon her death.

(6)	Ms. Lilek does not qualify for either early retirement or normal retirement based on her age.

The following table shows the potential payments upon termination or change of control of Midwest for Jonathan P. Gilfillan as if such events had occurred on December 31, 2009.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement(7)	Retirement(7)	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	2,700	2,700	2,700
401(k) plan(2)	15,328	N/A	N/A	15,328	15,328	15,328	15,328	15,328
Retirement plans including SERP(3)	—	N/A	N/A	—	—	436,009	398,497	1,246,931
Health and welfare benefits(4)	—	N/A	N/A	—	—	25,418	—	—
Disability income(5)	—	N/A	N/A	—	—	—	856,072	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	431,698
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	91,321	—	427,988	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$15,328	N/A	N/A	$106,649	$15,328	$907,443	$1,272,597	$1,696,657

(1)	Reflects the value of all unvested restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Gilfillan’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Gilfillan would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Gilfillan under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Gilfillan would be entitled to receive under our disability program. Mr. Gilfillan would be entitled to receive such benefits until he reaches normal retirement.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Gilfillan’s beneficiaries upon his death.

(7)	Mr. Gilfillan does not qualify for either early retirement or normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for Stephan L. Markovits as if such events had occurred on December 31, 2009.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement(7)	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	4,643	4,643	4,643
401(k) plan(2)	67,157	67,157	N/A	67,157	67,157	67,157	67,157	67,157
Retirement plans including SERP(3)	—	—	N/A	—	—	480,421	784,074	250,000
Health and welfare benefits(4)	—	—	N/A	—	—	12,762	—	—
Disability income(5)	—	—	N/A	—	—	—	332,761	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	407,633
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	86,230	—	203,816	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$67,157	$67,157	N/A	$153,387	$67,157	$768,799	$1,188,635	$729,433

(1)	Reflects the value of all unvested restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Markovits’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Markovits would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Markovits under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Markovits would be entitled to receive under our disability program. Mr. Markovits would be entitled to receive such benefits until he reaches normal retirement.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Markovits’s beneficiaries upon his death.

(7)	Mr. Markovits does not qualify for normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for Sheldon Bernstein as if such events had occurred on December 31, 2009.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement(7)	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	3,634	3,634	3,634
401(k) plan(2)	375,288	375,288	N/A	375,288	375,288	375,288	375,288	375,288
Retirement plans including SERP(3)	645,900	645,900	N/A	645,900	—	510,537	896,300	738,436
Health and welfare benefits(4)	—	—	N/A	—	—	8,696	—	—
Disability income(5)	—	—	N/A	—	—	—	248,290	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	410,093
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	86,750	—	406,568	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$1,021,188	$1,021,188	N/A	$1,107,938	$375,288	$1,304,723	$1,523,512	$1,527,451

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Bernstein’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Bernstein would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Bernstein under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Bernstein would be entitled to receive under our disability program. Mr. Bernstein would be entitled to receive such benefits until he reaches normal retirement.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Bernstein’s beneficiaries upon his death.

(7)	Mr. Bernstein does not qualify for normal retirement based on his age.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The audit committee consists of three non-employee, independent directors. The current members of the committee are Messrs. Hartley (chairman), Forrester and Genetski, each of whom has been determined to meet independence and financial experience requirements under applicable SEC and Nasdaq rules. During the year ended December 31, 2009, the committee held ten meetings. The committee met with the independent auditor and the internal auditor, with and without management present. In addition, the committee met alone in executive session.

The board of directors has determined that Mr. Hartley and Mr. Forrester qualify as an “audit committee financial expert” within the meaning of SEC and Nasdaq rules. All members of the committee satisfy the Nasdaq financial literacy standards.

The committee has adopted a pre-approval policy for permitted audit, audit-related, tax and other services to be provided to the Company by its independent registered public accounting firm. The committee has also adopted procedures for the anonymous confidential submission of complaints, and concerns of employees, regarding accounting, internal controls, or auditing matters.

The committee has adopted a written charter that outlines the responsibilities and processes of the committee. The charter of the audit committee is available on our website, www.midwestbanc.com — About Us — Corporate Information — Corporate Governance. In accordance with its charter, the committee has the responsibility for monitoring the integrity of the financial reporting system. In this capacity the committee is responsible for the oversight of financial controls, the Company’s accounting, regulatory and audit activities and annually reviews the qualifications of our independent registered public accounting firm.

The committee is directly responsible for the appointment, oversight, compensation and retention of the Company’s independent registered public accounting firm. The board of directors has approved the appointment of PricewaterhouseCoopers LLP, PwC, as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The responsibility for the quality and integrity of our financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with management. PwC is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. It is the audit committee’s responsibility to monitor and oversee these processes.

In fulfilling its obligations under its written charter, the audit committee has:

1. Reviewed and discussed Midwest’s audited financial statements for the fiscal year ended December 31, 2009 with management and PwC;

2. Reviewed and discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, Auditing Standard AU Section 380 (The Auditor’s Communication with Those Charged with Governance);

3. Received from PwC the written disclosures and the letter required by PCAOB Rule No. 3526 (Independence Discussions with Audit Committees). The audit committee was advised by PwC that no member of the firm has any financial interest, either direct or indirect, in Midwest during the time that it has served as Midwest’s independent auditor. Consistent with PCAOB Rule No. 3526 and the SEC’s “Revision of the Commission’s Auditor Independence Requirements,” which became effective February 5, 2001, the audit committee considered whether these relationships and arrangements are compatible with maintaining PwC’s independence;

4. Discussed the reasonableness of significant financial reporting issues in connection with the preparation of Midwest’s financial statements, including the quality of the accounting principles used;

5. Reviewed Midwest’s quarterly reports on SEC Form 10-Q prior to filing; and

6. Reviewed both the independent accountant and internal auditor audit plans for the year.

The audit committee received periodic updates provided by management and PwC at regularly scheduled committee meetings.

Based on the foregoing reviews and discussions, the audit committee, exercising its business judgment, concluded that PwC is independent and recommended to the board of directors that Midwest’s 2009 audited consolidated financial statements be included in Midwest’s Annual Report on Form 10-K for the year ended December 31, 2009. We have selected PwC as the Company’s independent registered public accounting firm for fiscal 2010, and the board of directors approved submitting the selection of PwC for ratification by the stockholders at the 2010 annual meeting.

This report is submitted by the audit committee.

Gerald F. Hartley (chairman)
Barry I. Forrester
Dr. Robert J. Genetski

Ratification of Independent Registered Public Accounting Firm

Midwest has selected PricewaterhouseCoopers LLP, PwC, as Midwest’s independent registered public accounting firm for the year ending December 31, 2010. The decision to retain PwC was made by the audit committee and the decision to place the ratification of PwC on the annual meeting agenda was approved by the board of directors.

PwC has served as our independent registered public accounting firm since April 19, 2005. We expect that a representative from PwC will be present at the meeting. This representative will be offered an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be in the best interests of the Company and its stockholders.

Although approval by the stockholders is not required, the appointment of PwC is being submitted for ratification at the meeting as a matter of good corporate governance and with the objective of soliciting stockholders’ opinions, which the audit committee will consider in future deliberations.

Adoption of this proposal will require the affirmative vote of the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy. The directors intend to vote for this proposal.

Unless authority to vote is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the ratification of the appointment of PwC to serve as our independent registered public accounting firm for the year ending December 31, 2010.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Independent Auditor

Selection of Independent Registered Public Accounting Firm

Under its charter, the audit committee is solely responsible for reviewing the qualifications of and selecting our independent auditor.

The committee engaged the firm of PricewaterhouseCoopers LLP, PwC, to serve as Midwest’s independent registered public accounting firm for the years ended December 31, 2008 and 2009.

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees and out-of-pocket expenses billed to the Company by PwC for professional services rendered for the years ended December 31, 2009 and 2008. The audit committee considered and discussed with PwC the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s auditor.

Fee Category	2009	2008

Audit Fees	$907,875	$824,900
Audit-Related Fees	—	—
Tax Fees	—	45,000
All Other Fees	1,500	1,500

Audit Fees.  Audit fees are for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2009 and 2008, the audit of our internal control over financial reporting, reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements, as well as such services as comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and similar services that are reasonably related to the performance of the audit or review of the consolidated financial statements, are not reported under “Audit Fees”, and include accounting consultations and attest services that are not required by statute or regulation.

Tax Fees.  Tax fees consist of tax-related professional services.

All Other Fees.  All other fees includes a subscription fee to PwC’s financial reporting research tool.

Pre-approval of Services by the Independent Auditor

The audit committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The audit committee will consider annually and, if appropriate, approve the provisions of audit services by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provisions of certain defined audit and non-audit services.

For services that have not been pre-approved, the committee has delegated to the chairman of the committee the authority to pre-approve audit-related and non-audit services, not prohibited by law, to be performed by our independent registered public accounting firm and associated fees up to a maximum for any one non-audit service of $100,000, provided that the chairman shall report any decisions to pre-approve such audit-related or non-audit related services and fees to the full committee at its next regular meeting.

Any proposed engagement that does not fit with the definition of a pre-approved service and cannot be approved by the chairman of the audit committee, may be presented to the committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee at a special meeting. The audit committee will regularly review summary reports detailing all services being provided to us by our independent registered public accounting firm.

Advisory Vote on Compensation of
Named Executive Officers

The board of directors unanimously recommends that you vote “for” the approval of the compensation of the named executive officers determined by the compensation committee, as described in the executive compensation section in this proxy statement.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. We also believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009, ARRA. The ARRA requires, among other things, all participants in the Capital Purchase Program, CPP, (such as Midwest) permit a non-binding stockholder vote to approve the compensation of the company’s executives. Accordingly, we are asking you to approve the compensation of our named executive officers as described under Executive Compensation section in this proxy statement (see pages 20 to 48).

Accordingly, because we became a participant in the CPP on December 5, 2008, the following resolution is submitted for stockholder approval:

RESOLVED, that the Company’s stockholders approve its executive compensation, as described in the section captioned “Executive Compensation”, contained in the Company’s proxy statement for the 2010 annual meeting.

Under the ARRA, your vote is advisory and will not be binding upon the board of directors. However, the compensation committee will take into account the outcome of the vote when considering future compensation arrangements.

Adoption of this proposal will require the affirmative vote of the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy. The directors intend to vote for this proposal.

Unless authority to vote is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR approval of the compensation of the named executive officers as described herein.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Additional Information

Stockholder Proposals

To be considered for inclusion in our proxy and form of proxy relating to the 2011 annual meeting of stockholders, a stockholder proposal must be received prior to December 6, 2010, by the president of Midwest at the address set forth on the second page of this proxy statement. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

Notice of Business to Be Conducted at the Annual Meeting

Under our by-laws, the only business which may be conducted at an annual meeting of stockholders is that business brought before the meeting by the board of directors or by any stockholder who is entitled to vote and who has complied with the notice procedures set forth in our by-laws. For business to be brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice in writing to our president. For the 2011 annual meeting, a stockholder must give written notice to the president of Midwest by January 5, 2011; provided, however, that, in the event less than 130 days notice or prior public disclosure that the date of the 2011 annual meeting will be held on a date other than May 4, 2011, notice by the stockholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A stockholder’s notice to our president must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the matter the stockholder desires to present,

•	the name and record address of the stockholder who proposed such matter,

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder, and

•	any material interest of such stockholder in such business.

Our by-laws provide that nominations for election to the board of directors may be made only by the board of directors or by stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in the by-laws described above.

In addition to the information described above, the stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, his or her name and qualifications, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including those matters raised other than pursuant to the procedures of Rule 14a-8 under the Exchange Act. We are not required to include in our proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Director Nomination Suggestions to Corporate Governance and Nominating Committee

The corporate governance and nominating committee will consider nominees recommended by stockholders. A stockholder who wishes to recommend a nominee for the committee’s consideration may do so by submitting the name of the nominee in writing to the chairman of the corporate governance and nominating committee, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, IL 60160 prior to January 1st of each year, for consideration at the next annual meeting. In submitting nominees, persons should be aware of and apply the guiding principles for director qualifications discussed above under Director Nomination Procedures at pages 10-11. Persons submitting nominations may be asked to provide additional background information about a prospective candidate as determined by the committee. The committee is not obligated to nominate any such individual for election.

Other Matters Which May Properly Come Before the meeting

The board of directors knows of no business which will be presented for consideration at the annual meeting other than as stated in the Notice of annual meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters, to the extent legally permissible, in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are then present at the meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the meeting.

By order of the board of directors

JoAnn Sannasardo Lilek
Secretary

Melrose Park, Illinois
April 7, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789
000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. MMMMMMMMM VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports/MBHI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 — Percy L. Berger, CPA 02 — Barry I. Forrester, CFA 03 — Robert J. Genetski, Ph.D 04 — Gerald F. Hartley05 — Roberto R. Herencia 06 — E.V. Silveri 07 — Msgr. Kenneth Velo For Against Abstain For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers 3. Approval, in an advisory (non-binding) vote, of the LLP, to serve as the Company’s independent registered public compensation of the named executive officers as disclosed accounting firm for the fiscal year ending December 31, 2010. in the proxy statement. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation’s name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM7 2 A M 0 2 5 2 9 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 0164GD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Midwest Banc Holdings, Inc. 501 West North Avenue Melrose Park, Illinois 60160 The undersigned stockholder(s) of Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint Robert Figarelli, Bruno P. Costa and Stephen L. Eastwood, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held at Dominican University Priory Campus, 7200 W. Division Street, River Forest, Illinois 60305, on May 26, 2010, at 9:00 a.m. central time or at any adjournment thereof, and to vote all the shares of the Company standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below. The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof. If this proxy is properly executed but no direction is made, it will be voted FOR all of the nominees for director, FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and FOR the approval of the compensation of the named executive officers. Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 26, 2010 A copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.envisionreports.com/MBHI for registered holders and www.edocumentview.com/MBHI for beneficial holders. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.)